UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.  2
TO FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Cyclone Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Florida	26-0519058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 NE 26th Court
Pompano Beach, Florida	33064
(Address of principal executive offices)	(Zip Code)

With copy to:

Joel D. Mayersohn, Esq.
Roetzel & Andress
350 East Las Olas Boulevard, Suite 1150
Fort Lauderdale, Florida 33301
Telephone: (954) 462-4150
Facsimile: (954) 462-4260

Registrant’s telephone number, including area code: (954) 943-8721

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

i

ITEM 1.  BUSINESS

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This registration contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks including those discussed in Item 1A, uncertainties and assumptions, including, among other things:

•	the ability to successfully complete development and commercialization of our technology;

•	changes in existing and potential relationships with collaborative partners;

•	the ability to retain certain members of management;

•	our expectations regarding general and administrative expenses;

•	our expectations regarding cash availability and balances, capital requirements, anticipated revenue and expenses, including infrastructure and patent expenditures;

•	other factors detailed from time to time in filings with the SEC.

In addition, in this registration, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this registration. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this registration may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

HISTORY

We were originally organized in 2004 as Cyclone Technologies LLLP, a Florida limited liability limited partnership.  On July 2, 2007, we completed a reverse merger into Coastal Technologies, Inc. (”Coastal”), a company originally organized in California in 1971. At the time of this transaction, Coastal was actively engaged in the business of medical software development and sales.

Pursuant to the Coastal transaction, Coastal acquired all of our assets and liabilities in return for 60% of Coastal’s common stock, and 100% of the newly-created Series A Convertible Preferred Stock and the Series B Preferred Stock.  Coastal also changed its name to Cyclone Power Technologies, Inc., and moved its jurisdiction of incorporation to Florida.

As part of the Coastal transaction, the former management and directors of Coastal resigned and placed control of the newly-combined company in the hands of our current management, notably Harry Schoell and Frankie Fruge.

For the year ended December 31, 2010 and six months ended June 30, 2011, our assets were $730,714 and $1,149,447, respectively. For the same periods, our operating loss was $2,266,048 and $1,969,637, respectively, and our net loss was $2,024,464 and $22,439,346, respectively. The difference between operating loss and net loss is primarily due to derivative liability accounting for warrants issued in 2008 and preferred stock issued by the Company between 2007 and 2011.

OUR COMPANY

Summary

We are an innovative engineering firm focused on developing environmentally-friendly power sources for the future. Specifically, we have developed and patented the Cyclone Engine, an award-wining thermal engine that we believe is powerful and versatile enough for applications ranging from electric power generation from solar collectors, industrial waste heat and biomass, to all forms of land and sea transportation.

The Cyclone Engine is a heat-regenerative, reciprocating (i.e., piston) Rankine engine. Rankine refers to the thermal dynamic steam cycle which is used to generate approximately 80% of the world’s electrical output at coal and nuclear power plants. The Cyclone Engine works on the same principles, but in a compact, self-contained package.  The engine creates superheated steam in a combustion chamber or external heat exchanger, which is then pumped to the cylinders under high pressures. The steam in the cylinders expands rapidly, pushing pistons and turning a crank shaft. Steam escaping the cylinders enters a condenser, where it is cooled and returned to the combustion chamber in a closed-loop process.

Based on testing completed by Cyclone to date, we believe that the benefits of the Cyclone Engine are many, including:

Fuel-Flexibility: As an external combustion engine, the Cyclone Engine is capable of running on virtually any liquid, gaseous or solid fuel, including renewable bio-fuels, propane or biomass. In testing, it has also run on heat generated from solar thermal collectors and waste heat from industrial processes, including furnaces and other engines.

Low Emissions: By burning fuel at lower temperatures and lower pressures in a centrifugal chamber that fully incinerates particulate matters, we believe based on preliminary in-house environmental testing that the Cyclone Engine emits far fewer toxic and greenhouse gases than current internal combustion (I/C) engines.

Highly Efficient: The Cyclone Engine recycles its own energy through multiple heat regenerative processes, and stops burning fuel when power is not needed (such as idling at a stop light).  We believe that this has potential to create greater “well to wheel” efficiencies than gas or diesel powered I/C engines.

Powerful and Compact: Unlike batteries or fuel cells, we believe that the Cyclone Engine is powerful enough for heavy transportation, and unlike steam engines of the past, the Cyclone Engine is compact with an extremely high power to weight ratio, all contained in a closed-loop so it may never need its working fluid (water) replenished.

Inexpensive to Build and Maintain: By eliminating many subsystems like oil pumps (the engine uses de-ionized water, not motor oil, as its lubricating agent), catalytic converters and complex fuel injectors and automotive transmissions, we anticipate Cyclone Engines to cost less to manufacture, operate and maintain than current gas and diesel powered I/C engines.

Currently three Cyclone Engine models are in different stages of development, with the first engine slated for commencement of production in early 2012. These three engines and the major characteristics of each are as follows:

	Mark V Engine	Solar “S-1” Engine	Waste Heat “WHE-25” Engine
Power Output	100 hp	5 hp	16 hp
Size / Weight	26” x 24”; 125 lbs	8” x 6” ; 18 lbs	14” x 8”; 34 lbs
Applications	Automotive, marine power. distributed power and CHP*	Solar thermal dishes; micro-CHP*	Waste heat recovery; biomass combustion
* CHP stands for combined heat and power, otherwise known as co-generation

Cyclone has several important contracts and purchase orders with customers that include Raytheon Company, the U.S. Army/Tank Command, Renovalia Energy, Phoenix Power Group, and our supplier, leading U.S. auto parts manufacturer TopLine Automotive Engineering.

We received our first patent in the U.S. for the Cyclone Engine in 2006, and since then have been issued or allowed nine other U.S. patents and nine international patents. Cyclone has also received numerous awards, including two Tech Awards from the Society of Automotive Engineers and Popular Science’s 2008 Invention of the Year Award.

Business Model

Our business objective is to design and develop engines that we can manufacture through contracted parties for direct sale to customers, or license our technology to manufacturers and other producers of specialized applications. Our revenue has and will come from:

•	Development and engineering fees from customers and licensees;

•	Direct sales revenue from engines we manufacture in-house or through contractors;

•	Up-front license fees and on-going royalties based on sales by our licensees.

With respect to certain waste heat recovery applications, we also expect to realize revenue through the development, design and installation of power generation systems (inclusive of our engine and an electric generator), which could be sold to customers or provided to customers through a Power Purchase Agreement (PPA). Waste heat recovery is the process of using heat generated from another source, such as an industrial furnace, to power our steam engine which, in turn, drives an electric motor.  We have established a specialized subsidiary company – Cyclone-WHE LLC, of which we own 82.5% of its equity – to pursue these opportunities.

Over the last four years, much of our efforts have been focused on development of our technology and engine prototypes. As a result, we have limited revenue – approximately $260,000 in recognized income in 2010 and 2011, and $750,000 in deferred revenue as of the end of June 2011, from several license and development agreements. These agreements include:

Raytheon Company: We successfully completed in 2010 two Independent Research & Development contracts with this $23 billion defense contractor, which were engine testing projects funded by Raytheon. In April 2011, we received our first purchase order for multiple engines worth approximately $400,000. This purchase order requires us to deliver engine prototypes to Raytheon by the end of 2011, which will be used to test new propulsion systems for unmanned underwater vehicles (UUVs) for the U.S. military.

Renovalia Energy: Renovalia is a leading renewable energy company based in Spain with over 500 MW of alternative power currently in its portfolio. Our license with Renovalia provides them with non-exclusive, worldwide rights to manufacture Cyclone Engines for their solar thermal solutions, for which Cyclone has received $250,000 in development fees, and then will receive on-going royalties averaging approximately $100 per engine on each engine produced. The term is 10 years with two 5-year renewal periods. Cyclone is currently completing the prototype “Solar 1” engine which may ultimately be manufactured by this customer. This license may be terminated by either party if plans for production of the Solar 1 engine are not delivered to Renovalia by 2013.

Phoenix Power Group: Our license with Phoenix Power provides them with the exclusive, worldwide rights for 10 years with a 5-year renewal term to utilize Cyclone Engines for power generators combusting waste automotive motor oil. Under its license Phoenix has paid us $440,000 in license and development fees, and then will pay us on-going royalties from their generator system sales. Per the terms of their license, Phoenix is expected to pay us royalties averaging $150 per engine sold, with minimum quotas over the first 10 years exceeding $4 million in royalties in order to maintain their exclusive rights. Phoenix also receives a penalty payment equal to $25,000 per month, payable in stock at the current market price, for each month that we are delayed in delivering the first two Mark V prototypes. We are currently seven months delayed on this obligation, and consequently, have delivered 999,122 shares of common stock to Phoenix as of October 1, 2011. However, Cyclone is currently completing the first two 7.5 kW Phoenix-10 prototype systems for this customer, which are based around our WHE-25 engine, and expect to deliver those in the third quarter of 2011.

Advent Power Systems: Advent has a license to develop engines using the Cyclone technology for US, EEU and Israeli military applications on an exclusive basis (except to the extent such customers are obtained through our customer, Raytheon). This license has a 20 year term from March 2006. Advent has paid over $100,000 in license fees which have been recognized, and is obligated to pay additional license fees and on-going royalties equal to 3% of the gross selling price of engines produced and sold by Advent using the Cyclone Technology.  The license is terminable by Cyclone after 30 days if Advent fails to cure a material breach of the agreement, or immediately by Cyclone if Advent is dissolved, liquidated or is placed into bankruptcy.

As of July 2011, Advent received a $1.4 million contract from the U.S. Army / TARDAC division, to develop a prototype auxiliary power unit for the Abrams M1 Main Battle Tank, Bradley Fighting Vehicle and Stryker Armored Vehicle. We are the primary sub-contractor on this project, and will be providing a 10kW Cyclone engine to power the unit. We are contracted to receive approximately $700,000 in development fees over the course of this contract, with our engines to be delivered in August 2012.  The term of this agreement continues for six months after the delivery of the engines to Advent, and does not contain other termination provisions.

Great Wall Alternative Power Systems: GWAPS is licensed to develop in China and sell only in China a production model of Cyclone’s biomass-to-power generator system, based on the WHE and Mark V engines. GWAPS has paid Cyclone $125,000 in development fees, $62,500 of which has been previously recognized as revenue, and has agreed to pay an additional $400,000 in licensing fees and then on-going royalties (price to be determined) from the sale of Cyclone engines for use in electric power production in China. Additionally, GWAPS has invested capital to provide for legal and financial structuring, government outreach, and intellectual property protection, including retaining professional organizations to monitor and, if necessary, prosecute patent infringement cases in China. Cyclone has also retained legal counsel in China to audit the IP protocols that GWAPS establishes. GWAPS expects to complete the first prototype engines in China later in 2011.

Combilift: We recently signed a license agreement with Combilift, a materials handling and lift equipment manufacturer based in Ireland. Pursuant to the agreement, Combilift has the exclusive, worldwide rights to use the Cyclone Mark V engine to drive their lift equipment. For these rights, Combilift has paid $100,000 to date, and will pay another $300,000 in fees as development and delivery of two prototype engines progresses over the next six to nine months. During of the term of the agreement, Combilift is expected to purchase engines from Cyclone, based on their requirements and on pricing terms to be determined by the parties upon the completion of the initial prototype engines. This is a 15 year license, with a 15 year renewal term, and is terminable after 30 days if either party fails to cure a material breach of the agreement, or immediately by Cyclone if Combilift is dissolved, liquidated or is bankruptcy.

Looking forward, the markets that we believe present the most viable business opportunities include:

Transportation	Power Generation	Equipment	Specialty
Automobiles Trucks & Busses	10kW – 1MW Distributed Power	Off-Road Industrial	Military & Defense
Ships & Locomotives	Waste Energy Recovery and CHP	Mining & Lifting	Underwater Oil Exploration
Motorized Bikes & ATVs	Solar Thermal Dishes & Towers	Lawn & Garden	Oil Field & Landfill Flares

Development Status of Technology

The Cyclone Engines are in development, however, prototypes of several different models and sizes are near completion. The following lists each of the Cyclone Engines that we have in development, and the currently estimated timing of completion:

Model	Size	Uses	Stage	Est. Completion
Mark II	18 HP	Portable & aux. power, light equipment	Alpha Test Engine(1)	Completed
WHE Waste Heat Engine	16 HP	Waste heat recovery, waste fuels, biomass-to-power	Production Model (2)	Q1 2012
Solar I	5 HP	Solar thermal, small scale power, Combined heat and power, military	Pre-Production Beta (3)	Q1 2012
Mark V	100 HP	Transportation, commercial power, military	Pre-production Beta (3)	Q3 2012
Mark VI	330 HP	Heavy transport, power plant, heavy equipment	Pre-production Beta (3)	Q2 2013
(1)	“Alpha test” engine refers to a working bench model engine, which demonstrates proof of concept.
(2)	“Production model” refers to the final prototype prior to production that has been undergone full testing with the customer or a third-party, and is ready for commercial manufacturing.
(3)	“Pre-production Beta” refers to a second generation prototype engine, which has undergone significant durability and performance testing at Cyclone’s facility, and is ready for Production modeling.

Our engines have not yet undergone customer testing, and there is no guarantee that they will successfully meet customer  expectations when completed.

Research and Development Activities

As a technology research and development company, much of our annual expenses are dedicated towards R&D, including labor costs, material costs, tooling and equipment and other expenses required to run our business.  Our R&D expenditures for 2010 and 2009 were $842,425 and $1,212,882, respectively. For the first six months of 2011, our R&D expenditures were $497,732.

We actively pursue development agreements with customers, whereby we will develop an engine, design plans or other products for this customer at the customer’s full or partial expense. Sometimes these arrangements are part of a more expansive License Agreement. We currently have multiple R&D-type agreements in place, and believe that at this time, approximately 50% of our R&D operations are funded by our customers, a percentage which may increase in the future.

Prototyping and Manufacturing

We currently contract with multiple suppliers for the production of most of our prototype parts, which we design and then assemble and test at our facility. As we move forward, we plan to acquire the machinery and produce in-house a greater portion of this prototype manufacturing work.

For production manufacturing, we intend to contract with one or more manufacturers that have the expertise, machinery, tooling and other capital assets required to commercialize and manufacture in mass production our engines. With respect to this plan, in March 2011, we entered into a Letter of Understanding with TopLine Energy Systems, LLC, an affiliated company of global manufacturing leader TopLine Automotive Engineering, Inc., to build Cyclone engines. Under the terms of this preliminary agreement, TopLine Energy will provide assistance with engineering and planning of Cyclone’s WHE-25 model engines, and manufacture production prototypes of these units. As of the date of this filing this process has begun, with the first 2 engines produced, and testing has commenced at Cyclone’s facility. The prices for these first engines are based upon TopLine’s actual costs (i.e., materials and labor hours), without mark-up. Given the successful completion and review of this first stage, Cyclone may grant TopLine a three-year period of time to exclusively manufacture Cyclone’s WHE model engines, subject to agreement on pricing and other contractual terms to be subsequently agreed by the parties.

Competitive Business Conditions

We believe that our technology, which is a small-scale heat-regenerative, Rankine cycle external combustion engine, has little direct competition. However, depending on the industry in which these engines are applied, indirect competitors utilizing different technologies do exist.

Currently, there are several companies which have developed and commercialized other types of external heat engines, such as Stirling engines. Stirling engines are similar to our technology and are used in overlapping applications (such as solar thermal power generation), however, the two engine technologies have several major differences, including size and power-density. Based on preliminary testing and analysis, we believe that our engine technology may be superior to the Stirling engines in these aspects; and as a result, has more applications in mobile uses (i.e., cars, trucks and ships).. We have not yet commercialized our engine technology, and these claims are still to be proven. Also, several Stirling engine companies such as Infinia Corp. have greater capital resources than we do, which could help establish their technology in the marketplace quicker than we can.

Other technologies that may be indirectly competitive with our engines are lithium-ion batteries and hydrogen fuel cells. Both these technologies, especially fuel cells, are in their early stages and it is difficult to determine how they would affect our competitive position.  For instance, batteries are useful for some applications where limited sustained power (torque) and operating time is needed, however, they are in essence just “fuel tanks” which allow for power that is generated elsewhere (i.e., a coal-fired power plant) to be saved and transported. Fuel cells, while showing great potential promise, are in their technological infancy and currently are too expensive for many practical applications. For instants, the Bloom Box 100kW fuel cell costs over $700,000, weighs over 20,000 lbs and is over 24 ft. in length, according to their marketing materials. The 100hp Cyclone engine we are currently developing, which would produce approximately 75kW of electric output, weighs just 125lbs, is 2 ft in diameter and height, and is expected to cost 10 times less to produce. Once again, these claims are based on our current beliefs and developmental testing, as we have not yet produced commercial products.

In the automotive world, the competition to develop an environmentally clean (zero emission) engine is being driven by increasingly stringent regulatory mandates. To date, Honda, Toyota and GM have made the most advances in bringing to market hybrid and plug-in electric vehicles that will meet current Environmental Protection Agency (“EPA”) requirements. However, the electric vehicles that these companies have introduced and continue to develop are currently suitable only for light load carrying small passenger vehicles.

In our opinion, hybrids are an attempt to stretch the technological life span of the I/C engine that is reaching a point of diminishing returns in terms of emissions and fuel efficiency improvement.  Those electric vehicles that operate without the ‘auxiliary’ I/C engine and run solely on batteries or fuel cells have short operating ranges, making them suitable only for localized, low-speed areas like core metro areas or gated communities. In short, these vehicles, which are economically-viable due in part to government subsidies, may not ultimately be the types of cars that most Americans want to drive.

The following table summarizes the primary industries in which we plan to complete, and the competitive technologies in those industries, as well as some of the leading companies.  We cannot provide any assurances that we will be able to compete successfully with these technologies or companies.

	Competition	Companies
Distributed Power Generation	-Mini-turbines -Fuel cells	-Capstone Turbine -Bloom Energy
Waste Heat Recovery	-Organic Rankine Cycle -Thermal-electrics	-Calnetix (now GE) - Caterpillar - Voith Turbo
Solar Thermal	-Stirling engines	-Infinia Solar -Stirling Energy Systems
Automotive	-Clean diesel -Hybrid/plug-in electric	-Major auto manufacturers -Tesla

Patents and IP Protection

We currently have the following patents issued or allowed on our engine technology:

US Patents
Heat Regenerative Engine (US Patent No. 7,080,512 B2)
Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)
Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)
Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)
Centrifugal Condenser (US Patent No. 7,798,204 B2)
Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)
Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)
Engine Shrouding with Air to Air Exchanger (Ser. No. 11/879,586 – patent application allowed)
Spider Bearing (Ser. No. 11/879,589 – patent application allowed)
Waste Heat Engine (Ser. No. 12/291,001– patent application allowed, patent received as of August 9, 2011)

International Patents on Heat Regenerative Engine
European Union	Australia	South Africa	Canada
Russia	China	Korea	Indonesia
Mexico	Japan (pending)	India (pending)	Brazil (pending)

We pursue a rigorous patent strategy, pursuant to which (and subject to our available cash resources) we file patents in the U.S. for our engines, their individual components, and other innovations and inventions we develop. We also pursue patents internationally in countries where we believe we may have manufacturing or sales opportunities and/or competition. Despite these efforts, we cannot make assurances that our patents will not infringe on other patents throughout the world, that other groups will not try to infringe on our patents, and if either of these were to occur, that we would have the resources to defend our rights.  If this were to occur, it could have a material adverse effect on our business.

We require all customers, suppliers and other partners to execute Non-Disclosure Agreements. We also require our employees and certain contractors to sign agreements that assign to us any innovations or discoveries they develop while working for us, or working with our technology. Our license agreements contain similar assignment provisions. We feel that these efforts are satisfactory in protecting our technology with respect to people and companies with which we have direct business relationships.

Sources and availability of raw material

We purchase raw materials and components from multiple sources, none of which may be considered a principal or material supplier. If necessary, we could replace these suppliers with minimal effect on our business operations.

Dependence on one or a few major customers

We currently have four licensees for our engine technology: Phoenix Power Group, Renovalia Energy, Advent Power Systems, and Great Wall Alternative Power Systems and other development customers, such as Raytheon Company.

Each of our licensees and development partners pursue different and unique applications for the Cyclone Engines. For instance, with Renovalia, we are developing engines to power solar thermal parabolic collectors, and with Phoenix Power, we are building engines to power waste oil electric generators. Because of the diversification of applications, uses and business models, we do not believe that the loss of one licensee or development partner would have a material adverse impact on our current or future operations. Additionally, we are actively pursuing other licensees and development partners in other product categories (e.g., home generators, industrial machinery and equipment, etc.).  However, as of the date of this filing, we have taken on additional military and defense department projects for Raytheon Company, which may prove to constitute a considerable portion of our revenue for 2011 and 2012. A loss of this relationship moving forward could be detrimental to us and our results of operations.

Governmental regulation

Our Products

Power systems generally are subject to extensive statutory and regulatory requirements that directly or indirectly impose standards governing emissions and noise. Our engines, when they will ultimately be installed in power systems, will be subject to compliance with all current emissions standards imposed by the EPA, state regulatory agencies in the United States, including CARB, and other regulatory agencies around the world and established for power systems utilized in applications such as electric generators or off-highway industrial equipment. EPA and CARB regulations imposed on engines utilized in industrial off-highway equipment generally serve to restrict emissions, with a primary focus on oxides of nitrogen, particulate matter and hydrocarbons. Emission regulations for engines utilized in off-highway industrial equipment vary based upon the use of the equipment into which the engine is incorporated (such as stationary power generation or mobile off-highway industrial equipment), and the type of fuel used to drive the power system. Further, applicable emission thresholds differ based upon the gross power of an engine utilized in industrial off-highway equipment. Additionally, most emissions thresholds are designed for gasoline and diesel-powered “spark-ignited” internal combustion engines, and not external combustion engines like Cyclone’s engines. Therefore, we are not entirely certain as to how the EPA and other regulatory agencies will apply these rules to our technology.

Pursuant to the regulations of the EPA and CARB, we may be required to obtain emission compliance certification from the EPA and CARB to sell certain of our engines throughout the United States and in California. We may also be required to meet foreign emission regulations standards to sell certain of our engines internationally. Currently, the emission certification process with the EPA and CARB includes, among other requirements, durability testing of the engine emission system at zero and 5,000 hours, production line testing on a quarterly basis and field compliance audit testing. Each of our power systems could require this emission-certification before it can be introduced into commerce. We have not yet performed this testing on our engines to meet any existing emission standards of the EPA and CARB. Compliance with these regulations, as we find them to be applicable to our engines, will require considerable funds which the company does not currently have.  Failure to comply with these standards could result in adverse effects on our future financial results.

Our markets can be positively or negatively impacted by the effects of governmental and regulatory matters. We are affected not only by energy policy, laws, regulations and incentives of governments in the markets into which we sell, but also by rules, regulations and costs imposed by utilities. Utility companies or governmental entities could place barriers on the installation of our product or the interconnection of the product with the electric grid. Further, utility companies may charge additional fees to customers who install on-site power generation, thereby reducing the electricity they take from the utility, or for having the capacity to use power from the grid for back-up or standby purposes. These types of restrictions, fees or charges could hamper the ability to install or effectively use our products or increase the cost to our potential customers for using our systems in the future. This could make our systems less desirable, thereby adversely affecting our revenue and profitability potential. In addition, utility rate reductions can make our products less competitive which would have a material adverse effect on our future operations. These costs, incentives and rules are not always the same as those faced by technologies with which we compete. However, rules, regulations, laws and incentives could also provide an advantage to our distributed generation solutions as compared with competing technologies if we are able to achieve required compliance at a lower cost when our engines are commercialized. Additionally, reduced emissions and higher fuel efficiency could help our future customers combat the effects of global warming. Accordingly, we may benefit from increased government regulations that impose tighter emission and fuel efficiency standards.

Our Operations

Our operations are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with such laws and regulations in the future, and any failure to comply with such laws or regulations could have a material adverse effect upon our ability to do business.

In February 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 ("ARRA"). ARRA has dedicated billions of dollars towards clean energy research and deployment. Members of Congress introduced legislation in calendar 2009 and 2010 that may benefit us in the future. In addition, certain proposed changes to the Internal Revenue Code of 1986 may result in positive tax benefits for our end users. This proposed legislation targets combined heat and power and waste heat (CHP, otherwise called co-generation) and solar power. Government funding can impact the rate of development of new technologies. While we continue to seek government development funding, we have not received any to date and have no assurances that we will receive any in the future. Competing new technologies generally receive larger incentives and development funding than do Rankine cycle steam engines.

Because of our work with the military, we have registered with the U.S. Department of State under its International Trafficking in Arms Regulations (ITAR). We do not believe we develop, sell or export any covered munitions under these Regulations, but have registered the company in an abundance of precaution.

Employees

As of September 30, 2011, we had 20 full-time employees, including management, and no part-time employees. We consider our relations with our employees to be good. None of our employees are covered under any labor union or collective bargaining agreement.

ITEM 1A.  RISK FACTORS

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this registration, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of Our Company

We are at an early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business attempting to commercialize a new technology.

The implementation of our business strategy is in an early stage. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations, and the value of an investment in our company. In addition, our prospects must be considered in light of the risks encountered by companies in the early stages of development in new and rapidly evolving industries, especially the alternative engine and power generation industries and markets.

We have a limited operating history and our business plan is unproven and may not be successful.

Our company was formed in 2004, but until 2008 we were a development stage company and we have only begun full scale operations over the last two years. We have not licensed or sold any substantial amount of products commercially. We have not yet proven that our business model will allow us to generate a profit.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of approximately $22.0 million as of December 31, 2010, of which $11.0 million was attributable to operations and $11.0 million to accounting for derivative liabilities. As of June 30, 2011, our accumulated deficit was $44.5 million, of which $13.0 million was attributable to operations and $31.5 million to accounting for derivative liabilities, predominantly, the Company’s Series A Preferred stock, which was converted and retired as of May 12, 2011.. We expect to continue to incur significant research and development expenses in the foreseeable future related to the completion of development and commercialization of our multiple engine models. As a result, we will be sustaining substantial operating and net losses, and it is possible that we will never be able to develop the revenue levels necessary to attain profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources to fund research and development and patents. In order to support the initiatives envisioned in our business plan, we may need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our current operational “burn rate” is approximately $200,000 per month, which may increase in the future if we hire additional personnel and expand our operations. Based on our current burn rate, we will require approximately $2.4 million in cash over the next 12 months to maintain operations at the present pace. We currently have contracts that will provide us with approximately $1.1 million in cash from development fees over the following nine months. We will need to make-up the balance by signing new license or development agreements, which could in turn increase our burn-rate, or raising the funds through the sale of our equity or issuance of debt, none of which is certain at this time.  Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to fulfill our research and market introduction activities, and achieving a level of revenues adequate to support our cost structure. This has raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by selling shares through one or more private placement or public offerings. However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

Our significant indebtedness could adversely effect our financial condition and thus from fulfilling our obligations.

We have substantial indebtedness.  As of June 30, 2011, we had approximately $2.2 million of total current liabilities, which included a $0.7 million related-party note payable on demand, which obligations are secured by a lien on the Company’s patents and patent applications.  The high level of our indebtedness could have important consequences including the following:  it may be more difficult for us to satisfy our obligations with respect to our outstanding indebtedness, our ability to obtain additional financing may be impaired; and our obligations under the indebtedness would reduce the funds available for us to use for other purposes and our indebtedness may reduce our flexibility in planning for, or responding to, changing conditions.

We expect to obtain the funds to pay our expenses and to pay principal and interest on our outstanding indebtedness from operations, financings and potential conversions of our indebtedness.  If we do not have enough funds to be able to meet our indebtedness, we may be required to refinance all or part of our existing indebtedness, sell assets or borrow more money.  We may not be able to do so on terms acceptable to us, if at all.  If we default under certain of our indebtedness, it may result in the debt holders’ seeking to foreclose on certain assets which would cause significant difficulty for the Company.

We have substantial liabilities associated with deferred compensation arrangements with our officers.

Our deferred compensation salaries with our officers results in substantial liabilities. As of June 30, 2011, we had deferred officers’ salary compensation of approximately $1.1 million. These deferred compensation amounts are due on demand.  If our officers demand their deferred compensation amounts, payment of such amounts, if available, may impair our liquidity, have an unfavorable impact on our ability to obtain financing and may place us at a competitive disadvantage compared to some of our competitors, who do not have such liabilities and cash requirements.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Any growth or increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This pressure may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

Risks Relating to Our Business

We will need to achieve commercial acceptance of our engines to generate revenues and achieve profitability.

Even if our development yields technologically superior products, we may not successfully develop commercial products, and even if we do, we may not do so on a timely basis. We cannot predict when significant commercial market acceptance for our products and the affiliated products sold thereon will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If markets fail to accept our engines and related products, we may not be able to generate revenues from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new products that are accepted by customers. If we are unable to cost-effectively achieve acceptance of our products by customers, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

We will need to establish additional relationships with collaborative and development partners to fully develop and market our products.

We do not possess all of the resources necessary to develop and commercialize products on a mass scale. Unless we expand our development capacity, which would require substantial capital to achieve, we will need to make appropriate arrangements with collaborative partners and licensees to develop and commercialize current and future products.

Collaborations may allow us to:

•	Generate positive cash flow and revenue;

•	offset some of the costs associated with our internal research and development;

•	successfully commercialize our products.

If we need but do not find appropriate affiliate arrangements, our ability to develop and commercialize products could be adversely affected. Even if we are able to find collaborative partners, the overall success of the development and commercialization of products will depend largely on the efforts of other parties and is beyond our control. In addition, in the event we pursue our commercialization strategy through collaboration, there are a variety of attendant technical, business and legal risks, including:

•	a development partner would likely gain access to our proprietary information, potentially enabling the partner to develop products without us or design around our intellectual property;

•
we may not be able to control the amount and timing of resources that our collaborators may be willing or able to devote to the development or commercialization of our products or to their marketing and distribution; and

•
disputes may arise between us and our collaborators that could result in the delay or termination of the development or commercialization of our products or that may result in costly litigation or arbitration that diverts our management’s resources.

The occurrence of any of the above risks could impair our ability to generate revenues or funding and harm our business and financial condition.

We may not be successful at marketing our products.

We may not be able to market our products, and any financial or research efforts we exert to develop, commercialize or promote such products may not result in revenue or earnings.

We may lose out to larger and better-established competitors.

The alternative power industry is intensely competitive. Most of our competitors have significantly greater financial, technical, marketing and distribution resources as well as greater experience in the industry than we have. Our products may not be competitive with other technologies, both existing at the current time and in the future. If this happens, our sales and revenues will decline, or fail to develop at all. In addition, our current and potential competitors may establish cooperative relationships with larger companies to gain access to greater development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

Our products may be displaced by newer technology.

The alternative power industry is undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology obsolete or non-competitive. Accordingly, our success will depend, in part, on our ability to respond quickly to technological changes. We may not have the resources to do this.

We must hire qualified engineering, development and professional services personnel.

We cannot be certain that we can attract or retain a sufficient number of highly qualified mechanical engineers, industrial technology and manufacturing process developers and professional services personnel. To quickly and efficiently deploy our products, maintain and enhance them, we will require an increasing number of technology developers. We expect customers that license our technology will typically engage our professional engineering staff to assist with support, training, consulting and implementation. We believe that growth in sales depends on our ability to provide our customers with these services and to attract and educate third-party consultants to provide similar services. As a result, we plan to hire professional services personnel to meet these needs. New technical and professional services personnel will require training and education and it will take time for them to reach full productivity. To meet our needs for engineers and professional services personnel, we also may use more costly third-party contractors and consultants to supplement our own staff. Competition for qualified personnel is intense, particularly because our technology is specialized and only a limited number of individuals have acquired the needed skills. Additionally, we will rely on third-party implementation providers for these services. Our business may be harmed if we are unable to establish and maintain relationships with third-party implementation providers.

We are dependent upon our key personnel.

Our future success depends in large part on each member of our management team, most notably Harry Schoell, the inventor of our engine technology, as well as certain other engineering, design, sales and executive management personnel.  The loss of the services of any of our management or key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our sales cycles are typically long.

The period between our initial contact with a potential customer and the purchase of our products and services, or signing of a license agreement, is often long and subject to delays associated with the budgeting, approval, and competitive evaluation processes which frequently accompany significant capital expenditures. We believe that a customer’s decision to purchase our engines and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our engines and services, we generally must educate our potential customers regarding their use and benefits, which can require significant time and resources.

If we are unable to protect our intellectual property, we may lose a valuable asset, experience reduced market share, or incur costly litigation to protect our rights.

Our success depends, in large part, upon our proprietary technology and other intellectual property rights.  To date, we hold ten patents in the U.S. and nine internationally, and have filed several other patent applications domestically and internationally as they apply to our engine and its components.  Although we hold the rights to certain patents and patent applications pending, there can be no assurance that pending patent applications will be approved or that the issued patents or pending applications will not be challenged or circumvented by competitors.  Certain critical technology incorporated in our products is also protected by trade secret laws and confidentiality and licensing agreements.  We intend to rely upon a combination of copyright, trade secret, trademark and patent laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology.  Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. There can be no assurance that such protection will prove adequate or that we will have adequate remedies for disclosure of the trade secrets or violations of the intellectual property rights.  Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate to fully protect our intellectual property rights.

We may experience claims of infringement upon proprietary rights of others.

We may be exposed to future litigation based on claims that our products and/or the intellectual property related to the use of our products infringe on the intellectual property rights of others, including, but not limited to, the patent, copyright, trademark, and publicity rights of others.  Claims of infringement could require us to re-engineer our products or seek to obtain licenses from third parties in order to continue offering our products.  In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

Regulation may adversely affect our business.

Statutory, regulatory and administrative actions that affect our business could have adverse effects on our ability to reach our objectives. Our technology may be subject to approval and regulation by various Federal, state and county agencies, especially with respect to safety, environmental, engineering standards and related matters. Governmental regulation may materially affect utilization of our technology and the costs of its development.

Risks Relating to our Stock

The sale of the shares of common stock acquired in private placements could cause the price of our common stock to decline.

            We have sold an aggregate of $2,123,075 of our securities in private placements since 2008. Depending upon market liquidity at the time, a sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a time and price that we might otherwise wish to effect sales.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTCBB. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, our executive management collectively beneficially own approximately 30% of our total outstanding shares of common stock. Furthermore, two of our executive officers and directors own all Series B Preferred Stock, which allows them to effectively vote 51% of all common stock on matters brought before the shareholders of the company. As a result of the concentrated ownership of this stock, these inside stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, and has established an audit committee, we have not yet adopted many other of these corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any shareholder who anticipates the need for current dividends from his investment should not purchase our common stock.

We intend to attempt to have our common stock quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on a national exchange.

Initially, our securities will be traded in the over-the-counter market. We intend to commence the process of obtaining a quotation of our common stock on the OTC Bulletin Board (“OTCBB”). In order for our common stock to trade on the OTCBB, a registered broker-dealer, serving as a market maker, must be willing to list bid and ask quotations for our common stock, sponsor our listing on the OTCBB, and file an application with the OTCBB on our behalf to make a market in our common stock. It is not possible to predict how long it may take to obtain a listing on the OTCBB. In the event an application for quotation of our common stock is submitted to the OTCBB, there can be no guaranty that the OTCBB will approve the application. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on a national exchange.

Our common stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for stockholders to sell the common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for the common stock and could limit an investor’s ability to sell the common stock in the secondary market.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we do not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We will become subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we will become subject to Sarbanes-Oxley and, accordingly, will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our Stockholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than if we were privately held.

Our internal control over financial reporting may have weaknesses or inadequacies that may be material.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting. Ongoing compliance with this requirement is expected to be expensive and time-consuming and may negatively impact our results of operations. We cannot make any assurances that material weaknesses in our internal control over financial reporting will not be identified in the future. If any material weaknesses are identified in the future, we may be required to make material changes in our internal control over financial reporting, which could negatively impact our results of operations. In addition, upon such occurrence, our management may not be able to conclude that our internal control over financial reporting is effective If we cannot conclude that our internal control over financial reporting is effective, we may be subject to regulatory scrutiny, and a loss of public confidence in our internal control over financial reporting, which may cause the value of our common stock to decrease.

Impact of corporate governance laws.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for public companies. We are required to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The Company is engaged in the research and development of all-fuel, eco-friendly engine technologies. Several prototypes of these engines are nearing completion with one model currently expected to go into production in 2012. While the Company started to generate revenue from its operations as early as 2008, it has not had material or consistent revenue in each of the last two fiscal years. In order for the Company to maintain and expand its operations through the next 12 months, it will continue to raise capital by means of equity or debt offerings, and seek license and development agreements that provide up-front or progress payment revenue to the Company.

With respect to these endeavors, in the first half of 2011, the Company completed its $1 million offering of Series A Preferred Stock, and completed another offering of $250,000 of common stock and warrants. Management believes that by becoming a fully reporting company under the Securities and Exchange Act of 1934, it will provide greater transparency to the Company’s operations.

Additionally, in first half of 2011, the Company received a purchase order for multiple Mark V engines (named the Manta-Ray) from Raytheon Company worth $400,000. These engines are expected to be delivered in the fourth quarter of 2011.

In July 2011, the Company’s licensee Advent Power Systems, was awarded a $1.4 million contract from the U.S. Army, TACOM division, to develop a compact 10kW auxiliary power unit (APU) designed to increase operating efficiencies and decrease fuel usage of the Abrams M1 Main Battle Tank, the Stryker Armored Vehicle and the Bradley Fighting Vehicle. The first prototype engine systems are scheduled to be developed, tested and delivered within 12 months, with development funding payable to Cyclone of approximately $700,000 over this period.

In September 2011, the Company signed a license agreement with Combilift, an equipment manufacturing company based in Ireland, to use Mark V engines to operate Combilift’s hydraulic materials lift equipment. Combilift has paid $100,000 as of the date of this filing, and management expects additional development funding payable to Cyclone of $300,000 over the next 6 to 9 months.

Between these three most recent projects, the Company has approximately $1.1 million in current backlog orders for development engines (approximately $400,000 has been paid already pursuant to these contracts). Additionally, the Company has an additional $750,000 in backlog from previous contracts, of which proceeds have been paid and classified as deferred revenue on Cyclone’s balance sheet. All these engines are deliverable within the next 12 months. As a result of these current and new contracts, the Company has signed a lease to expand its facility by an additional 2,000 square feet (30% increase), and is in the process of hiring more engineers and mechanics/technicians.

As shown in the accompanying financial statements, the Company incurred substantial operating losses in the second quarter of 2011 of approximately $1.1 million. Cumulative operating losses since inception are approximately $13.0 million.  The Company has a working capital deficit at June 30, 2011 of approximately $2.3 million. There is no guarantee whether the Company will be able to support its operations on a long term basis. This raises doubt about the Company’s ability to continue as a going concern. If additional funds cannot be raised or otherwise generated, the Company may be forced to reduce staff, minimize its research and development activities, or in a worst case scenario, shut-down operations.

Private Placements. In the first six months of 2011, the Company sold 5,674,605 shares of restricted common stock, including warrants to purchase an additional 875,000 shares of common stock, and 44,547 shares of two-year restricted Series A Preferred stock in private placements under Regulation D and Regulation S of the Securities Act of 1933, as amended, for an aggregate of $1,133,031.

As of May 12, 2011, all outstanding 750,000 shares of Series A Preferred stock were converted by vote of the holders of a majority of those shares into approximately 95.1 million shares of common stock. Of these converted shares of common stock, approximately 55 million (58%) are held by affiliates, employees and control persons of the Company, and approximately 24 million more (25%) are subject to a two-year hold back from the date of issuance (which occurred between July 2010 and March 2011). In both cases, the resale of these common shares (83% of the total) is restricted, either pursuant to Rule 144 of the Securities Act of 1933 (“Rule 144”), or by additional contractual provisions.  No additional consideration was paid by the shareholders and the Company did not offer any inducement in connection with this conversion.

Stock for Services. Despite its limited cash resources, the Company is able to retain engineering, consulting, legal and accounting personnel partially through the issuance of Rule 144 restricted common stock. In the first six months of 2011, the Company issued 2,238,682 shares of restricted common stock and 1,205,000 common stock options in lieu of $733,674 in cash compensation.

Research & Development. As a research and development company, a material portion of all funds raised or generated through operations are placed back into the R&D activities of the Company. The Company’s R&D expenditures were $497,732 for the first half of 2011.

Commitments for Capital Expenditures. The Company does not immediately anticipate a significant purchase of facilities or equipment; however, should additional funding be secured, proceeds will be used to purchase capital equipment for development and testing of its technology. The Company is currently building-out an additional 2,000 square feet of workspace to accommodate additional development and testing projects, and anticipates increasing the number of skilled and unskilled employees on payroll, including the recruitment of high level executive management and additional engineers and mechanical staff. Such new hires will considerably increase the Company’s monthly operational expenses.

Critical Accounting Policies The financial statements of Cyclone Power Technologies Inc. are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which requires management to make estimates, assumptions and related expectations. Management believes that these estimates, assumptions and related expectations upon which we depend at the time are reasonable based upon information then available.   These estimates, assumptions and related expectations affect the reported amounts of the Balance Sheet and income statement for the timeframe of the financial statements presented. To the degree that there are significant variances between these estimates and assumptions and actual results, there would be an effect on the financial statements. GAAP mandates specific accounting handling in numerous situations and does not require management’s estimates and judgment in its application. Alternative accounting treatments, where available, based on management’s estimates and judgments would not produce a materially different result. The following should be read in conjunction with our consolidated financial statements and related notes.

The Company’s audited financial statements for the periods ended December 31, 2010 and 2009, and unaudited financial statements for the periods ended June 30, 2011 and 2010 have been restated as follows:

1)  The Company restated the value used to record expenses during the period when it issued common stock for services, which was restricted from resale pursuant to Rule 144 of the Securities Act of 1933.  Previously, the Company recorded these shares at a discount which was equal to the discount that the Company used when it sold Rule 144 restricted common stock to unaffiliated accredited investors in private placement transactions. The revised valuation prices the stock for services at market prices with no discount. The effect of this revision was to increase non-cash expenses in the applicable periods.

2)  The Company has restated the financial statements herein to reflect an imbedded convertible function in the Company’s Series A Convertible Preferred stock, which is subject to derivative liability presentation. These were shares initially issued to the founding partners of Cyclone in the Company’s 2007 reverse merger. In 2010 and 2011, additional shares of Series A Preferred stock were sold to investors. Using a binomial lattice model, the Company is required to record the estimated value of the Series A Preferred stock as a long term liability on its balance sheet, with a matching credit to accumulated deficit. Dependant on the market price of the Company’s common stock at the end of each reporting period, this valuation method either created a non-cash expense or non-cash income, recorded on the Company’s statement of operations for such period. The total net effect of this accounting was to increase the Company’s additional paid-in capital and accumulated deficit by approximately $30 million at the time of conversion in May 2011, but there were no effects on the Company’s cash flow or results of operations.

3)  As part of the Company’s license agreement with Phoenix Power, in 2009 the Company issued to Phoenix common stock purchase warrants at a price of $.19 per share, equal to two (2%) percent of the fully-diluted issued and outstanding common stock and common stock equivalents of the Company at the time of exercise. The number of warrants to be issued is contingent upon the number of shares outstanding at the date the warrants are exercised. Because the number of shares issuable upon exercise of the warrants will be unknown until the time of exercise, the common stock warrants are required to be accounted for as a derivative liability. The Company restated its financial statements to reflect this accounting in the same manner as required for the Series A Preferred stock, noted above, however, in this case, the fair value of the warrants has been calculated using the Black Scholes model.

Intangible assets, consisting primarily of patents, are deemed to be critical for the furtherance of the business objectives of the Company and its engine products. Impairment is not currently reflective, as the Company is developing its products and obtaining new contracts based on these engine patents.

Inventory for engine manufacturing is reviewed on an ongoing basis for obsolescence as engine designs are revised, with resultant charges to R&D.

For purposes of valuing stock based compensation, the Company uses market prices of its common stock as of the time of issuance For purposes of valuing stock based compensation from common stock options, the Company uses the Black Scholes valuation method. This method requires the Company to make estimates and assumptions regarding stock prices, stock volatility, dividend yields, expected exercise term and risk-free interest rates.

The unaudited consolidated financial statements include the accounts of Cyclone Power Technologies and its 82.5% owned Subsidiary. All material inter-company transactions and balances have been eliminated in the consolidated financial statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, not all of the information and footnotes required by generally accepted accounting principles for complete financial statements have been presented.

In the opinion of management, all adjustments considered necessary for a fair presentation for interim financial statements have been included and such adjustments are of a normal recurring nature.  The results of operations for the six months ended June 30, 2011 are not necessarily indicative of the results for the full fiscal year ending December 31, 2011.  These financial statements should be read in conjunction with the financial statements and footnotes for the year ended December 31, 2010.

Results of Operations

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues. Revenues for the year ended December 31, 2010 were $261,525 as compared to $63,938 for the prior year, an increase of $197,587 or 309%. This increase is due to recognition of revenue from certain contracts completed during the year, including the installation of the Bent Glass waste heat recovery system, and the delivery to Great Wall Alternative Power Systems, our licensee in China, of completed engine design drawings. Also in 2010, we received and completed an R&D project for Raytheon Company, which is reflected in the annual revenue.

Gross Profit. Gross profit for the year ending December 31, 2010 was $151,132 as compared to $28,003 for the year ending December 31, 2009, an increase of $123,129.  For the year ending December 31, 2010, our  gross margin was 58% as a percentage of net sales versus 44% in 2009. Management does not place great weight on these gross profit results at this time, as sales revenue and cost of goods sold figures are in an early stage of developing and refinement.

Operating Expenses. Operating Expenses incurred for the year ending December 31, 2010 were $2,417,180 as compared to $3,111,036 for the year ending December 31, 2009, a decrease of $693,856 (22%).  The majority of the decrease was due to a reduction in R&D expenses of $370,457 (31%) and reduced general and administrative expenses of $308,543 (17%), reflective of a reduction in the market value of stock issued for services and the assignment of more production resources to deliverable inventory (a balance sheet item) and control expenditures.

Operating Losses. Operating losses for the year ending December 31, 2010 were $2,266,048 as compared to $3,083,033 for the year ending December 31, 2009, a decrease of $816,985 (26%).  This decrease was largely attributable to the reduction in operating expenses noted above.

Other Income and Expenses. In 2010 we recognized income attributable to a reduction in derivative liabilities from warrants of $106,616 and from the Series A Preferred stock of $333,681. Conversely, in 2009, we recognized expenses attributable to an increase in derivative liabilities from warrants of $566,153 and from Series A Preferred stock of $4,653,694. This reduction in derivative liabilities over the two year period was significantly a function of the reduced market price of the Company’s common stock at the end of 2010.  In 2010, we also recognized a loss of $159,050 pursuant to converting debt into common stock.

Income and Earnings per Share. The net loss for the year ending December 31, 2010 was $2,024,464, compared to net loss of $8,340,738 for the year ending December 31, 2009. This variance is due to the factors outlined above, primarily the change in non-cash derivative liabilities over the two year period. Net loss per weighted average share was ($0.02) for 2010 and ($0.09) for 2009.

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

Revenues. For the quarters ended June 30, 2011 and June 30, 2010, there were no recognized revenues.

Gross Profit. Gross profit (loss) for the quarter ended June 30, 2011 was ($75,000), as compared to $0 for the same period in the previous year. The loss in 2011 was due to the Company recording additional charges against a license agreement for current and subsequent penalty payments, payable in restricted common stock for late delivery of product.

Operating Expenses. Operating Expenses incurred for the quarter ended June 30, 2011 were $1,045,711 as compared to $896,631 for the same period in the previous year, an increase of $149,080 (17%). The majority of the increase was due to increased general and administrative expenses of $156,132 (26%), reflective of higher payroll, the amortization of employee stock options previously issued, and the amortization of services provided to the WHE subsidiary, paid with related equity.

Operating Losses. Operating losses for the three months ending June 30, 2011 were $1,120,711 as compared to $896,631 for the prior comparable period, an increase of $224,080 (25%).  This increase was largely attributable to the higher operating expenses noted above.

Other Income and Expenses. In three months ending June 30, 2011, we recognized income attributable a reduction in derivative liabilities from warrants of $151,264 and an expense from the Series A Preferred stock of $1,680,240. Conversely, in the same three month period in 2009, we recognized income attributable to a decrease in derivative liabilities from warrants of $187,595 and income attributable to Series A Preferred stock $3,268,416. The Company converted and retired the Series A Preferred stock in May 2011, and therefore, will not incur derivative expenses or income from this source in the future.

Income and Earnings per Share. The net loss for the quarter ended June 30, 2011 was $2,687,293, compared to net income of $2,419,808 for the same period in the previous year. This variance is due to the factors outlined above, primarily the change in derivative liabilities over the two periods. Net loss per weighted average share was ($0.02) for the current quarter and income of $0.02 in 2010.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

Revenues. For the first half of 2011 there were no recognized revenues as compared to $104,900 for the same period in the prior year.

Gross Profit. Gross profit (loss) for the six months ended June 30, 2011 was ($250,867), as compared to $53,103 for the same period in the previous year. The loss in 2011 was due to the Company recording a charge against a license agreement for current and subsequent penalty payments, payable in restricted common stock for late delivery of product.

Operating Expenses. Operating Expenses incurred for the six months ended June 30, 2011 were $1,718,770 as compared to $1,382,449 for the same period in the previous year, an increase of $336,321 (24%).  The majority of the increase was due to an increase in R&D expenses of $66,582 (15%) from continued improvements and enhancements to the engines, and increased general and administrative expenses of $263,819 (29%), reflective of the amortization of employee stock options previously issued, increased payment of common stock for services and the amortization of services provided to the WHE subsidiary, paid with related equity.

Operating Losses. Operating losses for the six months ending June 30, 2011 were $1,969,637 as compared to $1,329,346 for the prior comparable period, an increase of $640,291 (48%). This increase was largely attributable to the higher operating expenses and the contract delivery penalty.

Other Income and Expenses. In six months ending June 30, 2011, we recognized a non-cash loss attributable to an increase in derivative liabilities from warrants of $650,758 and a non-cash loss from the Series A Preferred stock of $19,771,086. Conversely, in the same six month period in 2009, we recognized non-cash income attributable to a decrease in derivative liabilities from warrants of $181,194 and non-cash income from Series A Preferred stock of $2,779,461. The Company converted and retired the Series A Preferred stock in May 2011, and therefore, will not incur derivative expenses or income from this source in the future.

Income and Earnings per Share. The net loss for the six months ended June 30, 2011 was ($22,439,346), compared to net income of $1,479,570 for the same period in the previous year, a variance  of ($23,918,916) due to the factors outlined above. Net loss per weighted average share was ($0.18) for the current period and income of $0.01 in 2010.

Liquidity and Capital Resources

At June 30, 2011, the net working capital (deficiency) was ($2,344,286) as compared with ($2,322,199) at December 31, 2010, a decrease of ($22,087) or (1%). In the six months of 2011, funds were primarily used by the net loss of ($22,439,346) and expenditures for patents of $82,222. Funds were provided by the net sale of 5,674,605 shares of common stock and 44,547 shares of Series A Preferred stock for $1,133,031, an increase in deferred revenue of $42,500, and an increase in accounts payable and accruals from related parties of $143,345 (primarily deferred salary). Additionally, to conserve cash the Company issued 2,238,682 shares of common stock, and 1,205,000 common stock options for services. This non-cash charge to the Income Statement was $733,674 in the six months. The largest portion of this net loss was the non-cash accounting for the derivative liability of $20,421,844. Also, the Company incurred a non-cash charge of $250,867 (paid with common stock and accrued expenses) as a penalty for late product delivery.

For the six months ended June 30, 2010, net cash flows increased by $74,032. This is reflective of net income of $1,479,570 from the non-cash accounting for the derivative liability, the sale of common and Series A Preferred stock for $552,977, an increase in deferred revenue of $125,000, higher accounts payable and accrued expenses of $50,497, use of common and Series A Preferred stock and common stock options to pay for services of $577,030  and an increase in related party notes and loans payable of $253,578. Funds were used by  increases in inventory of $101,397 and expenditures for patents of $61,358.  Also, non-cash income from derivative liability accounting was $2,960,655.

The Company needs to obtain capital; however, no assurance can be given that it will be able to obtain this capital on acceptable terms, if at all. In such an event, this may have a materially adverse effect on the Company’s business, operating results and financial condition. If the need arises, the Company may attempt to obtain funding or pay expenses through the continued sale or issuance of restricted stock. The Company may also use various types of short term funding, related party advances and expenses payment deferrals and external loans. The Company’s auditors have issued a going concern opinion for the year ended December 31, 2010.

We believe that our cash requirements over the next 12 months will be approximately $250,000 per month, or about $3 million in total, inclusive of the following contracts. Management anticipates that cash of approximately $1.1 million will be provided through two current contracts, including $400,000 from Raytheon and $700,000 from the U.S. Army through Advent Power Systems. On both these contracts, payments are based on the invoicing to the customers of our material costs, man hours and overhead/fringe rates on a monthly or semi-monthly basis. We expect to get paid within 30 to 60 days of invoicing.

An additional $400,000 in revenue will be provided from CombiLift, pursuant to a recently signed license agreement. Of this amount, $100,000 has already been paid, and $300,000 is payable over the following 9 months as prototype engines are delivered, and final bill of materials and designs are rendered. Should we be unable to fulfill this order, the additional $300,000 in development fees would not be payable, despite the possibility that we could have considerable expenses in connection with our efforts.

Given the expectation of approximately $1.5 million in revenue being generated by the Company over the next 12 months (of which approximately $400,000 has been paid as of the date of this filing), there leaves a shortfall of at least $1.5 million to continue operations at our current pace. In the short term, management may sell common stock in private offerings to accredited investors and pursue short-term debt up to $1 million. The Company will also seek additional long term financing of up to $5 to $6 million. The terms of such offering have not been decided, and management makes no assurances that it can be successful in raising these funds.

Recent Accounting Pronouncements.  Our significant accounting policies are described in Note 1 to the accompanying financial statements, and above in “Critical Accounting Policies.”.

Off-Balance Sheet Arrangements. We do not have any off-balance sheet arrangements at this time.

ITEM 3.  PROPERTIES

We currently operate in a leased warehouse facility owned by Schoell Marine, Inc., a company wholly-owned by our Chairman and CEO, Harry Schoell.  Schoell Marine leases 6,000 sf of space to the company at approximately $12/sf, ($64,800 per year) which we believe to be at or below market rates for industrial space in the area. Our address is 601 NE 26th Ct., Pompano Beach, FL 33064. We believe these facilities are in good condition, but we may need to expand our leased space as our research and development efforts increase.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock and Series B Preferred Stock by each of our named Executive Officers and Board of Directors, and each shareholder who is known by us to own beneficially five percent (5%) or more of the outstanding stock of such class as of September 30, 2011. On September 30, 2011, 221,662,130shares of common and 1,000 shares of Series B Preferred stock were issued and outstanding.

Name and Address	Common Shares Beneficially Owned	%	Series B Pref. Shares Beneficially Owned	%
Harry Schoell, Chairman & CEO 601 NE 26th Ct. Pompano Beach, FL 33064	45,592,755 (1)	20.57%	797	80%
Frankie Fruge, COO & Director 601 NE 26th Ct. Pompano Beach, FL 33064	12,192,511 (2)	5.50%	203	20%
James Landon, Director 4401 N Federal Hwy Boca Raton, FL 33431	2,126,800 (3)	0.96%	-	-
Christopher Nelson, President, General Counsel 601 NE 26th Ct. Pompano Beach, FL 33064	5,645,400 (4)	2.55%	-	-
Bruce Schames, CFO 601 NE 26th Ct. Pompano Beach, FL 33064	710,001 (5)	0.32%	-	-
All Executive Officers as a Group (5 persons)	66,267,467	29.90%	-	-
TOTALS:	66,267,467	29.90%	1,000 *	100%

*	The 1,000 shares of Series B Preferred stock provide their holders a majority vote on all matters brought before the common stock shareholders.
(1)	Mr. Schoell’s total includes 500,000 vested common stock options, but excludes 350,000 unvested options, 250,000 of which were awarded in 2011.
(2)	Ms. Fruge’s total includes 500,000 vested common stock options, but excludes 350,000 unvested options, 250,000 of which were awarded in 2011.
(3)	Mr. Landon’s total includes 50,000 vested common stock options, but excludes 650,000 unvested options, 550,000 of which were awarded in 2011.
(4)
Mr. Nelson’s total includes 250,000 vested common stock options, and 634,000 shares of common stock owned by a company controlled by Mr. Nelson’s wife. The total excludes 350,000 unvested options, 250,000 of which were awarded in 2011.

(5)	Mr. Schames’ total includes 400,000 vested common stock options, but excludes 715,000 unvested options. Of the unvested option, 490,000 were awarded in 2011.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

DIRECTORS AND EXECUTIVE OFFICERS

The names, ages, positions and dates appointed of our current directors and executive officers are set forth in the table below:

Name	Age	Position	Date of Appointment
Harry Schoell Frankie Fruge James C. Landon Christopher Nelson Bruce Schames	68 66 68 41 64	Chairman and Chief Executive Officer Director and Chief Operating Officer Director President and General Counsel Chief Financial Officer	June 2004 June 2004 December 2008 March 2011* April 2010

* Mr. Nelson served as General Counsel from January 2009, and as Executive Vice President and General Counsel since June 2010, prior to being appointed as President and General Counsel in March 2011.

Harry Schoell, Chairman and Chief Executive Officer, is a life-long entrepreneur and inventor. He is a native Floridian, born in Miami, and a third generation inventor and engineer. Mr. Schoell has worked for years to realize his dream to create an environmentally-friendly engine, and has 18 patents issued and allowed to date on the Schoell Cycle heat regenerative external combustion engine, now called the Cyclone Engine.

Mr. Schoell is well versed in all facets of manufacturing procedures, including, appropriate foundry protocol, castings, machining, production design and manufacturing, and plastic and fiberglass laminates.  He also has experience in designing, inventing and building unique boat hull designs and patented marine propulsion systems, through Schoell Marine, a company he founded in 1966 and still exists today.

Mr. Schoell built Schoell Marine and its reputation based on his original ideas, trained engineers, and prototype and production specialists – the same as he is doing now for Cyclone. Over these 40+ years, his efforts resulted in over 40 specialized patents and patent applications, including a Jet Drive System, a trimmable surface drive, a “Ground Effect Craft”, and a lightweight internal engine that he designed and built in 1990.  Mr. Schoell belongs to SAE (Society of Automotive Engineers), the ASME (American Society of Marine Engineers), and The Society of Naval Architects and Marine Engineers.

Mr. Schoell’s qualifications to be a director of the Company, in addition to his business  background (as described above), include his intimate involvement in the development of the Cyclone Engine as well as the business plan for its commercialization. Mr. Schoell has no other Board of Directors affiliations with public companies other than with the Company. He is a director of Schoell Marine, Inc.

Frankie Fruge serves as Chief Operating Officer and Director of Cyclone. She has been with the Company since its inception in 2004 in the role of General Partner and Director of Administration. Ms. Fruge is in charge of the daily operations and financial concerns of the Company.

Ms. Fruge has been working with Mr. Schoell since 1995, serving in multiple administrative, operational and financial positions with Schoell Marine.  Between 1999 and 2003, Ms. Fruge was President of Propulsion Systems, Inc., a company that developed and sold marine surface drives, and then CFO of Pulse Drive Inc., between 2003 and 2005, a company also in the marine propulsion field.

Prior to her career in marine-based engine technology, Ms. Fruge spent over 10 years as an operating engineer for several oil refinery companies in Louisiana, including Conoco, and eight years as an auditor for Ernst & Ernst (the predecessor company to Ernst & Young). Ms. Fruge is also a certified industrial firefighter, and is on the Board of the Steam Automobile Club of America.

Ms. Fruge’s qualification to be a director of the Company, in addition to her general business background (as described above), include her extensive engineering technology experience. Ms. Fruge has no other Board of Directors affiliations.

James Landon, a CPA and CFE, serves as Director of Cyclone. As President of Landon & Associates P.A., Mr. Landon was previously the company’s accountant of record for over four years. He is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Association of Certified Fraud Examiners, and the South Florida Chapter of the Association of Certified Fraud Examiners.

Mr. Landon is also a director of US Lacrosse, Inc., and chairs their Strategic Planning Committee, a director of the South Florida Chapter of US Lacrosse, a director of the Florida Youth Lacrosse Foundation, a director of Children Hope and Horses Corporation, and was a past president of the South Florida Chapter of the Association of Certified Fraud Examiners.

Mr. Landon also has considerable experience in the manufacturing world, holding positions for several companies over the years as vice president of operations, vice president of finance and administration, chief financial officer and president. Mr. Landon received his Bachelor of Engineering Science from The Johns Hopkins University, and his Master of Science in Administration with a concentration in Business Financial Management from The George Washington University.

Mr Landon’s qualifications to be a director of the Company include his extensive accounting and business experience.

Christopher Nelson serves as President and General Counsel of the Company, positions he has held since March 2011. Prior to that, he was Executive Vice President and General Counsel of the Company, and since July 2007, outside corporate counsel for Cyclone. Over the past three years, he has assisted and overseen all aspects of the Company’s business and legal affairs, including: public securities filings and financing, licensing and development agreements, investors and public relations, and general corporate matters.

Mr. Nelson has practiced law in Florida for over 16 years, and since 2001, has represented many start-up, early stage and established businesses seeking financing, acquisitions and general growth management counseling. Such companies recently included Dental Practice Management, a management company based in Ft. Lauderdale, Florida; UMT International, an industrial machine manufacturing company, based in Dania Beach, Florida; and InfoLink, an information services company in Miami, Florida.  He has been a member of the Florida Bar since 1995.

Between 1997 and 2000, Mr. Nelson was an associate with Greenberg Traurig PA, and between 1995 and 1997 an associate with Akerman Senterfitt PA, both in Miami, Florida. At both firms he served in their corporate and securities practice, representing NYSE and NASDAQ companies such as AutoNation, Republic Industries and Wackenhut. Mr. Nelson received a BA from Princeton University, and JD from University of Miami School of Law.

Bruce Schames serves as CFO for Cyclone. He has been a CPA since 1971, representing both public and private clients in his own practice since 2001. Prior to that, Mr. Schames served as CFO of East Coast Beverage Corp. (OTCBB: ECBV), Medcom USA (NASDAQ: EMED), Financial Reporting Manager for Dole Fresh Fruit Co., and in various accounting and reporting capacities of NYSE companies. Mr. Schames received his BBA from Baruch College of the City University of N.Y., and an MBA from the University of Southern California.

Board Leadership Structure and Role in Risk Oversight

We have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined.  Mr. Schoell has served as Chief Executive Officer and Chairman of the Company since inception in 2004.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks.  The Board of Directors focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board’s appetite for risk.  While the Board oversees our Company’s risk management, management is responsible for day-to-day risk management processes.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

James Landon, as a non-employee Board of Directors member, may be compensated for his time in cash or restricted shares of common stock, as may be provided under the independence requirements of current securities laws.

The Company has an Audit Committee currently only comprised of Mr. Landon (Chairman). We expect to add additional members to this committee in the near future. We do not have a Compensation Committee, Nominating Committee or other committees at this time. We expect to create such committees in the future.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ Rules 4200 and 4350. Our Board of Directors has determined that only Mr. Landon meets the independence requirements.

Board of Advisors

From time to time, we add members to our Board of Advisors. These individuals are comprised of distinguished scientists, engineers and businessmen whose experience, knowledge and counsel help in the development of the company and our technology.  These Board of Advisor members may be compensated for their time in restricted shares of common stock. Advisors do not have voting or observatory powers over the Board of Directors or management. The Company’s CEO interacts with these advisors from time to time on matters related to the Company’s technological development. There are no formalized Board of Advisor meetings, and members have no other special powers or functions. Each individual on the Board works part-time with the Company as requested.  Currently, the Board of Advisors is comprised of:

James D. Crank, a retired engineer with Lockheed and one of the foremost experts on automotive steam engine systems.  During his long year career with Lockheed, Mr. Crank worked in senior research positions on many important projects, including: engine development for the Ground Vehicles Department, primary battery systems for the Triton II missile, battery systems for the Hubbell Space Telescope, heat shields for the Mercury and Apollo space systems, and dynamic solar and nuclear space power systems for SDI. Mr. Crank was also a Research Engineer for the Stanford Research Institute where he worked on explosive cladding of materials for cylinder construction in Porsche and Mercedes-Benz, among other projects.

Mr. Crank also has over 50 years experience in restoration, repair and driving of various steam cars, including the total redesign of the complete Doble crankcase assembly and cylinders for the Series E Doble steam cars (with 10 sets constructed), and the design and construction of the current speed world record holding steam car. He served as a consultant on steam car restoration to Harrah Automobile Collection, Nethercutt Collection, Jay Leno Collection, Stephen Finn Collection, and the Besler General Motors Chevelle steam car, among others, and a consultant to the State of California on the steam bus development program. He is the owner and president of Doble Steam Motors Corporation, and is currently working on a book about the history of the Doble steam car and its founding family.

Robert Edwards is a retired senior engineer from Lockheed Martin. Mr. Edwards served at Lockheed Martin for over 30 years, working on different projects including the Apollo Moon Project and other space programs. His area of expertise is in energy conversion systems, including thermoelectric, steam, internal combustion and external combustion engines.

Mr. Edwards has also spent over 20 years working with experimental steam cars and other steam systems, and is an officer of the Mobile Steam Society in Tennessee. He has published over 40 scientific papers and now gives talks on the subjects of alternative fuels and heat transfer systems.  He holds a B.S. from the University of Tennessee.

George Nutz is technology consultant with almost 50 years experience working with external combustion and steam engines. He is the founder of Millennium Engineering Systems and Millennium Energy Systems, through which he has provided engineering guidance and expertise to multiple external combustion engine projects over the last twenty years.

Prior to consulting, Mr. Nutz was a staff research engineer at MIT Instrumentation Laboratory, part of the Department of Aeronautics and Astronautics. While in residence, he designed hardware and control systems, as well as steam cycles and applications. He represented MIT-IL at the Department of Transportation Clean Air / External Combustion hearings, and wrote several proposal papers outlining a working steam system. During this time he also became involved with steam automobile and steamboat groups and worked on boiler and engine designs/modifications, including being part of the MIT team designing and building a steam powered automobile for Saab for the MIT-Caltech "Clean Air Car Race".

Prior to his time at MIT, Mr. Nutz spent nine years at Bendix Aerospace designing gyro and guidance equipment and test platforms, and working with optics and sensors. He served in the U.S. Air Force and received his mechanical engineering degree from the New Jersey Institute of Technology in 1959.

Allen Brown, Cyclone’s Senior Engineering Fellow, is an engineer whose experience spans over 56 years in the marine industry where he has developed propulsion, hydraulic, electrical and exhaust systems for some of the best known names in the business. Over the years, Mr. Brown has served as: Director of Product Development for Cigarette Racing Team, President and CEO of Cougar Marine, which built powerboats that won 33 consecutive offshore races including 12 World and National Championships, Director of Product Development for Stainless Marine, Project Engineer for Gentry Transatlantic on the “Gentry Eagle,” a 113’ mega-yacht that held the transatlantic speed crossing record, Product Development Consultant for Teleflex Marine, and General Manager of Donzi Marine.

Compensation to Advisors

We have compensated our Board of Advisors members’ with shares of restricted common stock and stock options for their past services rendered on behalf of Cyclone, and reserve the right to issue additional shares, stock options or cash in the future.

Family Relationships. There are no family relationships among the directors and executive officers of the company.

Code of Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics may be obtained free of charge on our web site, or by writing to the company, Attn: Chief Financial Officer, 601 NE 26th Ct., Pompano Beach, FL 33064.

ITEM 6.  EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table. The following table sets forth certain information concerning the annual and long-term compensation of our Chief Executive Officer and our other executive officers during the last two fiscal years.

Current Officers Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards (S)	All Other Compensation ($)	Option Awards ($)(5)	Total ($)
Harry Schoell	2009	$150,000	(1)	0	$52,800	0	0	$202,800
Chairman & CEO	2010	$150,000	(1)	0	0	0	$11,900	$161,900

Frankie Fruge	2009	$120,000	(2)	0	$52,800	0	0	$172,800
Director & COO	2010	$120,000	(2)	0	0	0	$11.900	$131,900

Bruce Schames	2009	$0	(3)	0	$880	0	0	$880
CFO	2010	$42,156	(3)	0	$26,700	0	$70,408	$139,264

Christopher Nelson	2009	$91,500	(4)	0	$102,712	0	0	$194,212
President & General Counsel	2010	$120,000	(4)	0	$14,500	30,000(4)	$35,957	$200,457
(1)

All of Mr. Schoell’s salary in 2010 and 2009, except for $20,000 converted to 4,000 shares of Series A Preferred stock in 2010, has been deferred until determined by the Board of Directors that the Company can afford to pay such salary.

(2) (3) (4) (5)
All of Ms. Fruge’s salary in 2010 and 2009, except for $6,000 converted to 1,200 shares of Series A Preferred stock in 2010, has been deferred until determined by the Board of Directors that the Company can afford to pay such salary.
Mr. Schames has deferred $33,656 of his salary in 2010.
Mr. Nelson has deferred $16,000 of his salary in 2009 and $53,000 in 2010. Other Compensation of $30,000 was comprised of a 5% equity interest in the company’s subsidiary, Cyclone-WHE, LLC.
See Note 11.A to the Financial Statements for the assumptions in the valuation.

Employment Agreements:

Mr. Schoell has an employment agreement with the Company providing for a base salary of $150,000 per year plus standard benefits. This compensation is currently being deferred until we have sufficient revenue to support its payment, and to date, he has not received any cash compensation under his agreement. Mr. Schoell has converted $20,000 of deferred salary to common stock in 2010. Mr. Schoell’s agreement commenced June 30, 2007, and is for a term of three years with automatic one-year renewals. Mr. Schoell received 500,000 common stock options pursuant to this agreement, and is qualified to participate in any executive performance bonus awards adopted by the company.

If Mr. Schoell is terminated for “cause,” he shall receive any unpaid base salary due to him as of the date of termination. If he is terminated without “cause” or upon a change in control, he shall receive (i) any unpaid base salary accrued through the effective date of termination, (ii) his base salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his term then in effect, whichever is longer, and (iii) any performance bonus that would otherwise be payable to him were he not terminated, during the 12 months following his termination.  Upon termination without cause, all of his stock options shall vest immediately. As of June 30, 2011, Mr. Schoell had $606,000 in unpaid, deferred salary due to him.

Ms. Fruge has an Employment Agreement with the Company providing for a base salary of $120,000 per year plus standard benefits. This compensation is currently being deferred, and to date, she has not received any cash compensation under her agreement. Ms. Fruge has converted $6,000 of deferred salary to common stock in 2010. Ms. Fruge’s agreement commenced June 30, 2007, and is for a term of three years with automatic one-year renewals. Ms. Fruge received 500,000 common stock options pursuant to this agreement, and is qualified to participate in any executive performance bonus awards adopted by the company.

If Ms. Fruge is terminated for “cause,” she shall receive any unpaid base salary due to her as of the date of termination. If she is terminated without “cause” or upon a change in control, she shall receive (i) any unpaid base salary accrued through the effective date of termination, (ii) her base salary at the rate prevailing at such termination through 12 months from the date of termination or the end of her term then in effect, whichever is longer, and (iii) any performance bonus that would otherwise be payable to her were she not terminated, during the 12 months following her termination. Upon termination without cause, all of her stock options shall vest immediately. As of June 30, 2011, Ms. Fruge had $460,000 in unpaid, deferred salary due to her.

Mr. Nelson has an Employment Agreement with the Company providing for a base salary of $130,000 per year plus standard benefits, and 600,000 common stock options per year. He is also receiving in bi-monthly installments repayment of deferred salary of $61,000, as of August 1, 2011.  Mr. Nelson’s agreement is for three years from August 2011, and is automatically renewed for successive one-year periods unless either party provides notice of a desire not to renew at least 90 days prior to the agreement’s anniversary date.

If Mr. Nelson is terminated for “cause,” he shall receive any unpaid base salary due to him as of the date of termination. If he is terminated without “cause” or upon a change in control, he shall receive (i) any unpaid base salary accrued through the effective date of termination, (ii) his base salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his term then in effect, whichever is longer, and (iii) any performance bonus that would otherwise be payable to him were he not terminated, during the 12 months following his termination. Upon termination without cause, all of his stock options shall vest immediately.

Mr. Schames has an agreement with the Company providing for $60,000 per year, of which $23,500 per year is deferred until the Company is in a position to pay such funds. Additionally, he is to receive $12,000 in restricted common stock annually, and 150,000 common stock options quarterly. His year-to-year contract began June 1, 2010. Either Mr. Schames or the Company may terminate his employment on 60 days notice.  If the Company terminates other than for “cause”, he shall receive his base compensation due through the date of termination plus a good faith repayment plan for any deferred and unpaid compensation. If Mr. Schames leaves or is terminated for “cause, he shall not be paid any deferred compensation and any unvested options shall terminate immediately. “Cause” is defined as gross negligence or willful misconduct that injures or may reasonably injure the Company.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information concerning all stock option grants held by our named executive officers as of December 31, 2010.  All outstanding equity awards are options to purchase shares of common stock.

All Option Awards

Name and Position	Option Grant Date	Number Granted (1) (2)	Number Exercisable	Number Unexercisable	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock in Option Awards ($) (3)	Option Expiration Date

Harry Schoell	6/30/2007	250,000	250,000	0	0.25	0.25	6/30/2017
Chairman & CEO	6/30/2007	125,000	125,000	0	0.35	0.25	6/30/2017
	6/30/2007	125,000	125,000	0	0.45	0.25	6/30/2017
	12/31/2010	100,000	0	100,000	0.12	0.12	12/31/2015

Frankie Fruge	6/30/2007	250,000	250,000	0	0.25	0.25	6/30/2017
Director & COO	6/30/2007	125,000	125,000	0	0.35	0.25	6/30/2017
	6/30/2007	125,000	125,000	0	0.45	0.25	6/30/2017
	12/31/2010	100,000	0	100,000	0.12	0.12	12/31/2015

Bruce Schames	4/5/2010	100,000	100,000	0	0.15	0.14	4/5/2015
CFO	6/30/2010	150,000	150,000	0	0.10	0.10	6/30/2020
	9/30/2010	150,000	0	150,000	0.09	0.09	9/30/2020
	12/31/2010	150,000	0	150,000	0.12	0.12	12/31/2020
	12/31/2010	75,000	0	100,000	0.12	0.12	12/31/2015
Christopher Nelson	4/5/2010	250,000	250,000	0	0.15	0.14	4/5/2015
President & General Counsel	12/31/2010	100,000	0	100,000	0.12	0.12	12/31/2015

James Landon	4/5/2010	50,000	50,000	0	0.15	0.14	4/5/2015
Director	12/31/2010	100,000	0	100,000	0.12	0.12	12/31/2015

(1)	Any performance conditions with respect to the listed options have been satisfied, and therefore, each such option has been earned.
(2)	Each of the listed options vest one year from the date of grant.
(3)
We determined the grant date fair value of stock option awards using the methodology set forth in Footnote 1(M) and Footnote 10(A) to our Consolidated Financial Statements for the years ended December 31, 2010 and 2009.

Option Exercise and Stock Vesting

During 2010, none of the named executive officers exercised any options. No options were vested in 2010.

Compensation of the Board of Directors

The following table sets forth the compensation received by our non-employee director, for his service as a director, during the year ended December 31, 2010.

Name	Fees earned or paid in cash ($)	Option awards ($)	Stock Awards	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
James Landon	$12,000	0	$44,300	0	0	$56,300

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

RELATED PARTY TRANSACTIONS

Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions, and a special committee of our Board of Directors is established to negotiate the terms of such transactions. In considering related-person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

We have an Operations Agreement dated July 2, 2007, with Schoell Marine, a company owed by Harry Schoell, to provide some turnkey operations, including office facility rental and equipment leasing, based upon cost and going market rates. This arrangement began being phased-out in 2008, however, at December 31, 2010, we owed to Schoell Marine $588,928, which is booked as debt. The debt is callable at the discretion of Mr. Schoell and is secured by a perfected security interest on our patent and patent applications for the heat-regenerative external combustion engine. We currently rent office space from Schoell Marine under this agreement at approximately $12.00/sf, which we believe to be at or below comparable market rates.

As of December 31, 2010, the Company also had on its books $970,614 of accrued and deferred officer’s salaries to Mr. Schoell and Ms. Fruge.  This deferred salary can be paid to the officers if and when funds are available.  These funds are accounted for as non-interest bearing notes due on demand. $102,656 was deferred for other officers.

Mr. Nelson owns a 5% equity stake in Cyclone-WHE LLC, our majority owned subsidiary, which was obtained by him in 2010 in exchange for services rendered with a fair market value of $30,000.

ITEM 8.  LEGAL PROCEEDINGS.

We are not engaged in any legal proceeding or threatened proceeding at this time, and have no knowledge of any actions or inactions taken by the company or its management that could reasonably lead to a legal proceeding.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

DIVIDENDS

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Our common stock is currently traded on the OTC Pink Marketplace (the “Pink Sheets”).  The following table represents the high and low bid information for our common stock for each quarterly period within the two most recent fiscal years and the subsequent interim period, as regularly quoted on the Pink Sheets. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

According to the records of our transfer agent, as of August 15, 2011, there were approximately 3,600 shareholders of record of our common stock and two shareholders of record of our Series B Preferred Stock.

	Bid Prices
	High	Low
2009
Q1	.53	.13
Q2	.27	.17
Q3	.20	.17
Q4	.18	.13
2010
Q1	.17	.13
Q2	.15	.08
Q3	.15	.08
Q4	.16	.09
2011
Q1	.48	.10
Q2	.40	.20
Q3	.39	.27
Q4 - Oct 15.29		.26

The following table describes our equity compensation plans as of December 31, 2010:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		under Equity
	to be Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding securities
	Outstanding Options,	Outstanding Options,	referenced in
	Warrants and Rights	Warrants and Rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by our stockholders (1)	1,475,000	$.14	3,525,000

(1)	Equity compensation plans approved by our stockholders consist of our 2010 Stock Option Plan.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities in transactions not registered under the Securities Act of 1933, as amended (the “Securities Act”):

Between the dates of January 1, 2009 and June 30, 2011, the Company sold an aggregate of 185,547 shares of its Series A Convertible Preferred Stock to approximately 56 accredited investors at a price of $5.00 per share, for an aggregate of $927,735.  In September 2009, the Company also issued 15,000 shares of the Series A Preferred to four accredited investors for notes of $18,000. On May 12, 2011, a total of 750,000 shares of Series A Preferred Stock, held by 63 shareholders, were converted into 95,100,000 shares of Company Common Stock in accordance with the terms and conditions of the Series Preferred Stock. No consideration was paid on the conversion, and the Company offered no incentives to effect the conversion. The securities were offered to the accredited investors pursuant to an exemption under Section 4(2) of the Securities Act and Regulation D thereunder. Each of the purchasers of the shares completed Accredited Investor Questionnaires and Subscription Agreements, and received a copy of the Company’s Annual Report in connection with the issuances.

Between the dates of January 1, 2009 and June 30, 2011, the Company issued an aggregate of 15,984,424 shares of its Common Stock to approximately 75 accredited and/or sophisticated investors in the U.S. at prices between $.06 and $.24 per shares,. This total included 3,650,865 shares of common stock sold to approximately 26 foreign investors at prices between $.06 and $.26.. The Company paid a 10% to 20% finder’s fee on the foreign shares sold, for an aggregate finder’s fee of $82,468. The aggregate amount of funds received for the sales of these 15,984,424 shares was $2,111,125.  All Shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, and Regulation D and/or regulations thereunder.  Each of the U.S. purchasers of the shares completed Accredited Investor Questionnaires and Subscription Agreements. Those U.S investors who did not meet the qualifications of “accredited” as defined in the Securities Act of 1933, as amended, were required to provide additional information to demonstrate that they were sophisticated investors with knowledge of the investments similar to this one. All U.S. investors received a copy of the Company’s Annual Report in connection with the issuance. Each of the foreign purchasers of the shares completed Subscription Agreements, with representations that they were foreign investors.

Between the dates of January 1, 2009 and June 30, 2011, the Company issued an aggregate of  13,338,862 shares of its Common Stock to approximately 50 individuals in connection with services rendered, including legal, accounting and marketing. The aggregate value of these services was $1,541,318, and they were priced between $.06 and $.26 per share.  An additional 2,000 shares of Series A Preferred Stock was issued for services valued at $10,000. The Shares were issued to the accredited and/or sophisticated investors pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and the transfer was restricted. All investors received a copy of the Company’s Annual Report in connection with the issuance.

Between the dates of January 1, 2009 and June 30, 2011,the Company issued an aggregate of 6,713,975 shares of its Common Stock to six accredited investors pursuant to the terms of three separate outstanding convertible notes, in an aggregate amount of $231,354. The notes converted at between $.005 (for the oldest notes, dating to 2004) and $.06 per share. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended. All investors represented they were accredited and/or sophisticated investors, and all received a copy of the Company’s Annual Report in connection with the issuance.

Between the dates of January 1, 2009 and June 30, 2011, the Company issued an aggregate of 19,953 shares of its Series A Convertible Preferred Stock to eight investors pursuant to the terms of eight separate accounts payable obligations of the Company in the aggregate amount of $99,765. The price per Preferred Share was $5.00.  An additional 25,000 shares of Series A Preferred was issued for the retirement of a note owed by the Company to one individual in the amount of $30,000. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended. All investors received a copy of the Company’s Annual Report in connection with the issuance.

On July 1, 2009, the Company issued 1,012,588 shares of its Common Stock to one entity under the terms of a settlement agreement. Pursuant to the settlement, an additional 25,000 shares were issued in April 2011.The securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, and the investor received a copy of the Company’s Annual Report in connection with the issuance.

Between the dates of January 1, 2009 and June 30, 2011, the Company issued an aggregate of 3,245,000  common stock options at an exercise prices between $.092 and $.325 per share to approximately 24 officers, directors and employees of the Company.  600,000 of these shares are currently vested and the remainder vest between September 2, 2011 and June 30, 2012.  The options have termination dates between April 5, 2013 and June 30, 2022

Between the dates of January 1, 2009 and June 30, 2011, the Company issued an aggregate of 2,081,500 shares of common stock to officers, directors and employees of the Company, at a aggregate value of $130,000, at prices between $.06 and $.24 per share.  The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended, and the shareholders received a copy of the Company’s Annual Report in connection with the issuances. The shareholders and consultants were either accredited or sophisticated investors who received copies of the Company’s annual report, which contained audited financial statements as well as unaudited financials for the applicable quarterly period.  Each party had an opportunity to ask questions of the Company and understood the risks of investment in the Company.

Between January 1, 2011 and June 30, 2011, the Company issued 680,028 shares of Common stock to a corporate customer as a penalty payment on a contract. The value of these shares was $125,868. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended. The customer received a copy of the Company’s Annual Report in connection with the issuance.The shareholders and consultants were either accredited or sophisticated investors who received copies of the Company’s annual report, which contained audited financial statements as well as unaudited financials for the applicable quarterly period.  Each party had an opportunity to ask questions of the Company and understood the risks of investment in the Company.

In 2009, the Company issued warrants to purchase two percent (2%) of the fully diluted outstanding shares of the Company’s Common Stock at the time of vesting, to one entity at an exercise price of $.19 a share, which is expected to vest on September 1, 2011 and terminate two years later.  These warrants were part of a license agreement, pursuant to which, at June 30, 2011, the Company was obligated to issue approximately 4.47 million shares should the warrant be exercised in full.

In 2010, the Company issued to one entity a warrant to purchase 775,000 common shares exercisable at $.15 a share, which is currently vested and terminates on August 23, 2012.  The warrants were issued pursuant to an exemption of Section 4(2) of the Securities Act of 1933. The purchaser completed Accredited Investor Questionnaire and Subscription Agreement, and received a copy of the Company’s Annual Report in connection with the issuance.

On June 30, 2011, the Company issued warrants to three entities to purchase an aggregate of 875,000 shares of common stock exercisable at $.27 per share. These warrants are currently vested and terminate on June 30, 2014. The warrants were issued with the purchase of 875,000 shares of common stock. Both warrants and common shares have a price protection feature, whereby if the Company issues within 12 months (18 months with respect to the warrants) shares below $.20/share (excluding shares subject to an option plan, a limited number of shares issued to service providers not subject to a plan, a merger or acquisition, or pursuant to previously outstanding securities), the Company will issue more shares of common stock to the purchasers to reflect the lower price, and the warrants’ exercise price will be adjusted to the lower amount.   All these securities were offered to accredited investors pursuant to an exemption under Section 4(2) of the Securities Act and Regulation D thereunder. Each of the purchasers of the shares completed Accredited Investor Questionnaires and Subscription Agreements, and received a copy of the Company’s Annual Report in connection with the issuances.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

AUTHORIZED CAPITAL STOCK

This registration relates to our common stock, par value $.0001 per share.  We are authorized to issue 300,000,000 shares of common stock, with a par value of $.0001 per share (“Common Stock”) and 1,000,000 shares of Preferred Stock, with par value $.0001 (“Preferred Stock”) which can be designated into series by action of the Board of Directors. We have designated 1,000 shares of Preferred Stock as Series B Preferred. An additional 750,000 designated shares of Series A Convertible Preferred stock were converted to common stock as of May 12, 2011, and returned to the amount of authorized shares of Preferred Stock available to be issued in the future.

As of September 30, 2011, there were 221,662,130 shares of Common Stock and 1,000 shares of Series B Preferred Stock outstanding.  In addition, as of September 30, 2011, there were warrants to purchase 4,327, shares of common stock at exercise prices from $0.15 to $0.19 outstanding, and 3,525,000 options to purchase common stock at an exercise prices from $0.092 to $0.45 outstanding.

Common Stock

Dividends. Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation. If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting. The voting rights of the common stock are affected by the Series B Preferred Stock voting rights, as described below.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Description of Preferred Stock

We are authorized to issue up to 1,000,000 shares of Preferred Stock.  Our Board of Director has the right, without stockholder approval, to issue such Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely effect the voting power and equity interest of the Holders of the common stock, could be issued with the right to more than one (1) vote per share, and could be utilized in the method of discouraging, delaying or preventing a change in control.  Our Preferred Stock is currently designated into one series:  Series B Preferred Stock (“Series B Preferred”).

Series B Preferred Stock

The Series B Preferred shares are held by our executive management and founders – Mr. Schoell and Ms. Fruge. The Series B Preferred is a majority voting stock, whereby its holders collectively are able to cast votes equal to 51% of all shares of Common Stock issued and outstanding and able to vote in matters brought before our shareholders. The Series B Preferred, in essence, provides our two executive managers with control over the voting matters brought before our shareholders and could serve to delay, defer or prevent a change in control of the company.  In the instance of a liquidating event – winding-up, merger or acquisition of the company, the shares of Series B Preferred will convert to Common Stock on a one-for-one basis.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to Section 607.0850 of the Florida Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Our Articles of Incorporation provide that our directors and officers shall be indemnified and the Company shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See “Item 15. Financial Statements and Exhibits” of this Registration Statement on Form 10.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements – See Page F-1

(b) Exhibits

Exhibit No.	Description
3.1 *	Articles of Incorporation, dated June 14, 2007
3.2 *	Certificate of Domestication, dated June 14, 2007
3.3 *	Articles of Amendment to Articles of Incorporation containing Certificates of Designation for Series A Convertible Preferred Stock and Series B Preferred Stock, dated July 17, 2011
3.4 *	Articles of Amendment to Articles of Incorporation, dated July 27, 2007
3.5 *	Articles of Amendment to Articles of Incorporation, dated July 24, 2009
3.6 *	Articles of Amendment to Articles of Incorporation, dated March 30, 2010
3.7 *	Articles of Amendment to Articles of Incorporation, dated April 28, 2010
3.8 *	By-Laws of Cyclone Power Technologies, Inc.
10.1 *	Employment Agreement, dated June 30, 2007, between the Company and Frankie Fruge
10.2 *	Employment Agreement, dated June 30, 2007, between the Company and Harry Schoell
10.3 *	Common Stock Purchase Warrant, dated July 30, 2009, between the Company and Phoenix Power Group, LLC
10.4 *	Cyclone Power Technologies’ 2010 Stock Option Plan
10.5 *	Employment Agreement, dated August 1, 2011, between the Company and Christopher Nelson
10.6 *	Employment Agreement, dated June 10, 2010, between the Company and Bruce Schames
10.7 *	Operations Agreement, dated July 2, 2007, between the Company and Schoell Marine, Inc.
10.8 *	Systems Application License Agreement, dated July 30, 2009, between the Company and Phoenix Power Group LLC
10.9 *	Technology License Agreement, dated December 11, 2009, between the Company and Great Wall Alternative Power Systems, Ltd.
10.10**	Amended and Restated technology License Agreement, dated Jun 15, 2011, between the Company and Renovalia Energy, S.A.
10.11*	Subcontractor Contract for Development of a Rankine Cycle Engine, dated December 20, 2010, between the Company and Advent Power Systems, Inc.
10.12	Technology License Agreement, dated March 24, 2006, between the Company and Advent Power Systems, Inc., including Amendments thereto.
10.13	Letter of Understanding, dated March 1, 2011, between the Company and TopLine Energy Systems, LLC
10.14	Security Agreement, dated August 1, 2007, between the Company and Schoell Marine, Inc.
10.15	Systems Application License Agreement, dated September 12, 2011, between the Company and Combilift.
21 *	Subsidiaries of the Company

* Previously filed ** Re-Filed with additional schedule

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to registration statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 28, 2011	Cyclone Power Technologies, Inc.
	By:	/s/ Harry Schoell
Harry Schoell, Chairman & CEO

Cyclone Power Technologies, Inc.
Consolidated Financial Statements

Quarterly Report for Period Ended JUNE 30, 2011

Page #

1)	Consolidated Balance Sheets as of June 30, 2011 (Unaudited) and December 31, 2010 (Restated)	F-2

2)	Consolidated Statements of Operations, Six and Three Months Ended June 30, 2011 and 2010 (Unaudited) (Restated)	F-3

3)	Consolidated Statements of Stockholders’ Deficit, Year Ended December 31, 2010 and Six Months Ended June 30, 2011 (Unaudited) (Restated)	F-4

4)	Consolidated Statements of Cash Flows, Six Months Ended June 30, 2011 and 2010 (Unaudited) (Restated)	F-5

5)	Notes to the Consolidated Financial Statements (Restated)	F-6 – F-22

Annual Report for Periods Ended December 31, 2010 and 2009

Page #

1)	Report of Independent Registered Public Accounting Firm	F-23

2)	Consolidated Balance Sheets (Restated)	F-24

3)	Consolidated Statements of Operations (Restated)	F-25

4)	Consolidated Statements of Stockholders’ Deficit (Restated)	F-26

5)	Consolidated Statements of Cash Flows (Restated)	F-27

6)	Notes to the Consolidated Financial Statements (Restated)	F-28 – F-42

Cyclone Power Technologies, Inc.
Consolidated Balance Sheets
June 30, 2011 and December 31, 2010
(RESTATED)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$313,964	$6,557
Accounts receivable	-	4,200
Inventory	274,519	228,838
Other current assets	6,328	828
Total current assets	594,811	240,423

PROPERTY AND EQUIPMENT
Furniture, fixtures, and equipment	147,369	139,428
Less: Accumulated depreciation	(64,678)	(55,644)
Net property and equipment	82,691	83,784

OTHER ASSETS
Patents, trademarks and copyrights	568,456	486,466
Less: Accumulated amortization	(97,574)	(81,115)
Net patents, trademarks and copyrights	470,882	405,351
Other assets	1,063	1,156
Total other assets	471,945	406,507

Total Assets	$1,149,447	$730,714

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$346,718	$187,887
Accounts payable and accrued expenses-related parties	1,134,614	991,269
Notes and other loans payable	-	5,000
Notes and other loans payable-related parties	702,330	659,577
Capitalized lease obligations-current portion	821	6,565
Deferred revenue and license deposits	752,500	710,000
Warranty provision	2,114	2,324

Total current liabilities	2,939,097	2,562,622

NON CURRENT LIABILITIES
Capitalized lease obligations-net of current portion	2,333	2,451
Derivative liabilities - Warrants	1,110,295	459,537
Derivative liabilities - Series A Convertible Preferred Stock	-	10,623,624
Total non-current liabilities	1,112,628	11,085,612

Total liabilities	4,051,725	13,648,234

STOCKHOLDERS' DEFICIT
Series A convertible preferred stock, $.0001 par value, 750,000 shares authorized, 0 and 705,453 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	-	71

Series B preferred stock, $.0001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	-	-

Common stock, $.0001 par value, 300,000,000 shares authorized, 218,152,425 and 114,020,135 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	21,815	11,402
Additional paid-in capital	41,436,293	9,004,547
Prepaid expenses from equity contribution	(15,000)	(27,500)
Preferred stock subscription receivable	(18,000)	(18,000)
Accumulated deficit	(44,457,448)	(22,022,915)
Total stockholders' deficit-Cyclone Power Technologies Inc.	(3,032,340)	(13,052,395)
Non controlling interest in consolidated subsidiary-Cyclone WHE LLC	130,062	134,875

Total Stockholders Deficit	(2,902,278)	(12,917,520)

Total Liabilities and Stockholders' Deficit	$1,149,447	$730,714

The accompanying notes are an integral part of the financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Operations
For the Six and Three Months Ended June 30, 2011 and 2010
(unaudited) (RESTATED)

	Six Months Ended June 30		Three Months Ended June 30
	2011	2010	2011	2010

REVENUES	$-	$104,900	$-	$-

COST OF GOODS SOLD	250,867	51,797	75,000	-

Gross Profit	(250,867)	53,103	(75,000)	-

OPERATING EXPENSES
Advertising and promotion	32,294	26,374	21,219	14,153
General and administrative	1,188,744	924,925	755,430	599,298
Research and development	497,732	431,150	269,062	283,180

Total operating expenses	1,452,339	1,156,936	1,045,711	896,631

Operating loss	(1,703,206)	(1,103,833)	(1,120,711)	(896,631)

OTHER EXPENSE
Other expense	(26,964)	(129,052)	(26,964)	(129,052)
Derivative income (expense) - Warrants	(650,758)	181,194	151,264	187,595
Derivative income (expense) - Series A Preferred Stock:
Founders' stock	(13,238,033)	2,090,860	(1,120,160)	2,536,987
New investors' stock	(6,533,053)	688,601	(560,080)	731,429
Interest expense	(20,901)	(22,687)	(10,642)	(10,520)

Total other (expense) income	(20,469,709)	2,808,916	(1,566,582)	3,316,439

(Loss) income before income taxes	(22,439,346)	1,479,570	(2,687,293)	2,419,808
Income taxes	-	-	-	-

Net (loss) income	$(22,439,346)	$1,479,570	$(2,687,293)	$2,419,808

Net (loss) income per common share, basic	$(0.18)	$0.01	$(0.02)	$0.02

Weighted average number of common shares outstanding	125,964,667	104,994,266	147,077,072	106,406,337

The accompanying notes are an integral part of the financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Stockholders’ Deficit
For the Year Ended December 31, 2010 and
Six  Months Ended June 30, 2011 (unaudited)
(RESTATED)

	Preferred Stock A		Preferred Stock B		Common Stock		Additional Paid In	Treasury	Prepaid Expenses From Equity	Preferred Stock Subscription	Accumulated	Total Stockholders (Deficit) Cyclone Power	Non Controlling Interest In Consol.	Total Stockholders
	Shares	Value	Shares	Value	Shares	Value	Capital	Stock	Contribution	Receivable	( Deficit)	Tech. Inc.	Subsidiary	(Deficit)
Balance, December 31, 2009	540,000	$54	1,000	$-	103,699,133	$10,369	$7,033,973	$-	$-	$(18,000)	$(20,003,576)	$(12,977,180)	-	$(12,977,180)

Issuance of restricted shares for outside services	2,000	-	-	-	4,077,280	409	608,278	-	-	-	-	608,687	-	608,687

Issuance of restricted shares and options for for employee services	2,500	1			1,681,500	168	207,275	-	-	-	-	207,444	-	207,444

Sale of common stock	-	-	-	-	2,062,222	206	163,372	-	-	-	-	163,578	-	163,578

Sale of preferred stock	141,000	14	-	-	-	-	635,997	-	-	-	-	636,011	-	636,011

Warrants issued pursuant to preferred stock sale	-	-	-	-	-	-	84,589	-	-	-	-	84,589	-	84,589

Conversion of debt to common stock	-	-	-	-	2,500,000	250	171,300	-	-	-	-	171,550	-	171,550

Conversion of debt to preferred stock	19,953	2	-	-	-	-	99,763	-	-	-	-	99,765	-	99,765

Conversion of debt to equity in subsidiary	-	-	-	-	-	-	-	-	-	-	-	-	30,000	30,000

Sale of equity in subsidiary for cash	-	-	-	-	-	-	-	-	-	-	-	-	50,000	50,000

Sale of equity in subsidiary for services	-	-	-	-	-	-	-	-	(60,000)	-	-	(60,000)	60,000	-

Amortization of prepaid services for subsidiary equity	-	-	-	-	-	-	-	-	32,500	-	-	32,500	-	32,500

Allocation of loss of subsidiary to non controlling interest	-	-	-	-	-	-	-	-	-	-	5,125	5,125	(5,125)	-

Net loss year ended December 31, 2010	-	-	-	-	-	-	-	-	-	-	(2,024,464)	(2,024,464)	-	(2,024,464)

Balance, December 31, 2010	705,453	71	1,000	-	114,020,135	11,402	9,004,547	-	(27,500)	(18,000)	(22,022,915)	(13,052,395)	134,875	(12,917,520)

Issuance of restricted shares for outside services	-	-	-	-	1,838,682	184	470,244	-	-	-	-	470,428	-	470,428

Issuance of restricted shares and options for employee services	-	-	-	-	400,000	40	263,206		-	-	-	263,246	-	263,246

Sale of common stock	-	-	-	-	5,674,605	567	739,418	-	-	-	-	739,985	-	739,985

Warrants issued pursuant to common stock sale	-	-	-	-	-	-	200,312	-	-	-	-	200,312	-	200,312

Sale of preferred stock	44,547	4	-	-	-	-	192,731	-	-	-	-	192,735	-	192,735

Issuance of restricted shares for contract penalty re-delayed shippment	-	-	-	-	680,028	68	125,800	-	-	-	-	125,868	-	125,868

Purchase of Treasury Stock	-	-	-	-	-	-	-	40,000	-	-	-	40,000	-	40,000

Sale of Treasury Stock	-	-	-	-	-	-	-	(40,000)	-	-	-	(40,000)	-	(40,000)

Amortization of prepaid services for subsidiary equity	-	-	-	-	-	-	-	-	27,500	-	-	27,500	-	27,500

Allocation of loss of subsidiary to non controlling interest	-	-	-	-	-	-	-	-	-	-	4,813	4,813	(4,813)	-

Issuance of restricted common shares for future services	-	-	-	-	200,000	20	14,980	-	(15,000)	-	-	-	-	-

Conversion of Series A Preferred Stock to Common stock	(750,000)	(75)	-	-	95,100,000	9,510	(9,435)	-	-	-	-	-	-	-

Application of derivative liability from conversion of Series A Preferred Stock	-	-	-	-	-	-	30,394,710	-	-	-	-	30,394,710	-	30,394,710

Conversion of debt and liability to common stock	-	-	-	-	213,975	21	39,783	-	-	-	-	39,804	-	39,804

Issuance of common stock per settlement agreement arising from reverse merger	-	-	-	-	25,000	3	(3)	-	-	-	-	-	-	-

Net loss six months ended June 30, 2011	-	-	-	-	-	-	-	-	-	-	(22,439,346)	(22,439,346)	-	(22,439,346)

Balance, June 30, 2011	-	$-	1,000	$-	218,152,425	$21,815	$41,436,293	$-	$(15,000)	$(18,000)	$(44,457,448)	$(3,032,340)	$130,062	$(2,902,278)

The accompanying notes are in integral part of the financil statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010
(unaudited) (RESTATED)

	Six Months Ended June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(22,439,346)	$1,479,570
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Depreciation and amortization	25,725	26,966
Issuance of restricted common and preferred stock and options for services	733,674	577,030
Issuance of restricted common stock for contract penalty	125,867	-
Derivitive expense (income) - Warrants	650,758	(181,194)
Derivitive expense (income) - Series A Preferred Stock	19,771,086	(2,779,461)
Provision for loss on debt and liability conversion	26,961	159,050
Amortization of prepaid expenses purchased with equity	27,500	-
Changes in operating assets and liabilities:
(Increase) in inventory	(45,681)	(101,397)
(Increase) decrease in other assets	(5,407)	5,500
Increase in deferred revenue and deposits	46,700	125,000
Increase in accounts payable and accrued expenses	166,675	50,389
(Decrease) in warranty provision	(210)	-
Increase in accounts payable and accrued expenses-related parties	143,346	167,846
Net cash used by operating activities	(772,352)	(470,701)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures incurred for patents, trademarks and copyrights	(82,222)	(61,358)
Expenditures for fixed assets	(7,941)	(28,131)
Net cash used by investing activities	(90,163)	(89,489)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in loans payable-net	-	765
Sale of Series A Preferred treasury stock	40,000	-
Payment of capitalized leases	(5,862)	(5,252)
Proceeds from sale of common stock	940,296	145,377
Proceeds from sale of preferred stock	192,735	407,600
Increase in related party notes and loans payable	2,753	85,732
Net cash provided by financing activities	1,169,922	634,222

Net increase in cash and cash equivalents	307,407	74,032
Cash and cash equivalents, beginning of period	6,557	28,558

Cash and cash equivalents, end of period	$313,964	$102,590

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Payment of interest in cash	$654	$1,686
Payment of income taxes in cash	$-	$-
NON CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of 8,000 shares of Series A Preferred treasury stock via note payable	$40,000	$-
Conversion of debt and liabilities by issuing 19,953 shares of Series A Preferred stock	$-	$99,765
Conversion of debt by selling 5% of consolidated subsidiary equity	$-	$30,000
Conversion of debt and liabilities by issuing 213,975 shares of common stock	$39,804	$-

The accompanying notes are an integral part of the financial statements

Cyclone Power Technologies, Inc.
Notes to the Consolidated Financial Statements
June 30, 2011
(RESTATED)

NOTE 1 – ORGANIZATIONAL AND SIGNIFICANT ACCOUNTING POLICIES

A.    ORGANIZATION AND OPERATIONS

Cyclone Power Technologies, Inc. (the “Company”) is the successor entity to the business of Cyclone Technologies LLLP (the “LLLP”), a limited liability limited partnership formed in Florida in June 2004.  The LLLP was the original developer and intellectual property holder of the Cyclone engine technology.

On July 2, 2007, the LLLP merged into Cyclone Power Technologies, Inc., a publicly-traded Florida corporation that had recently re-domiciled from California and changed its name from Coastal Technologies, Inc. (the “Pink Sheet Company”). Prior to the merger, the Pink Sheet Company was engaged in the business of medical software development. At such time, the Pink Sheet Company had outstanding 22,249,841 shares of common stock.  Pursuant to the merger agreement, the Company issued 500,000 shares of Series A Convertible Preferred Stock ($.0001 par value), 1,000 shares of Series B Preferred Stock ($.0001 par value) and 33,000,000 shares of common stock ($.0001 per value) for all the equity interests of the LLLP. Pursuant to the merger and the share exchange, the LLLP was dissolved. The stock issued represented 60 percent of the common stock and all of the Series A Preferred and Series B Preferred stock of the company at the time of merger. This reverse merger was accounted for as a recapitalization of Cyclone, with all assets and liabilities recorded at historical cost. Concurrent with the merger the Company sold its medical software development business for $100,000 in cash. Prior to the merger, the Pink Sheet Company had operations, assets and liabilities, and was not considered a “Shell Company” under SEC guidelines.

In the third quarter of 2010, the Company established a subsidiary, Cyclone-WHE LLC (the “Subsidiary”) to market the waste heat recovery systems for all Cyclone engine models. As of June 30, 2011, the Company had an 82.5% controlling interest in the Subsidiary.

The Company is primarily a research and development engineering company whose main purpose is to develop, commercialize, market and license its Cyclone engine technology.

B.    ACCOUNTING STANDARDS CODIFICATION

The Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) 105-10 in June 2009, to be effective September 15, 2009. This establishes the ASC codification as the single source of authoritative nongovernmental Generally Accepted Accounting Principles (GAAP).  All existing accounting standards are superseded as described in FASB Accounting Standards Codification (SFAS) No. 168, aside from those issued by the SEC. All other accounting literature not included in the Codification is non-authoritative. Adoption of this Codification as of September 30, 2009, which is reflected in our disclosures and references to accounting standards, had no change to our financial position or results of operations.

C.    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The unaudited consolidated financial statements include the accounts of Cyclone Power Technologies Inc. and its 82.5% owned Subsidiary. All material inter-company transactions and balances have been eliminated in the consolidated financial statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, not all of the information and footnotes required by generally accepted accounting principles for complete financial statements have been presented.

In the opinion of management, all adjustments considered necessary for a fair presentation for interim financial statements have been included and such adjustments are of a normal recurring nature.  The results of operations for the six months ended June 30, 2011 are not necessarily indicative of the results for the full fiscal year ending December 31, 2011.  These financial statements should be read in conjunction with the financial statements and footnotes for the year ended December 31, 2010.

D.    SUBSEQUENT EVENTS

In May 2009, the FASB issued SFAS No. 165, (ASC 855) Subsequent Events (ACS 855) which offers assistance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ACS 855 does not result in material changes in the subsequent events that an entity reports. This guidance requires disclosure of the date through which events subsequent to the Balance Sheet date have been evaluated and whether such date represents the date the financial statements were issued or were available to be issued. ASC 855 is effective for interim and annual periods ending after June 15, 2009. Management evaluated events occurring between the Balance Sheet date of June 30, 2011, and when the financial statements were available to be issued, and determined that there are no reportable events.

E.    CASH

Cash includes cash on hand and cash in banks. The Company maintains cash balances at several financial institutions.

F.    ACCOUNTS RECEIVABLE

Accounts receivable consist of amounts due pursuant to research and development prototype charges. At June 30, 2011 there was no balance and at December 31, 2010, no allowance for doubtful accounts was deemed necessary.

G.    COMPUTATION OF LOSS PER SHARE

Net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is not presented as the conversion of the preferred stock and exercise of outstanding stock options and warrants would have an anti-dilutive effect. As of June 30, 2011, total anti-dilutive shares amounted to approximately 5.9 million shares, exclusive of 4.5 million shares subject to an un-vested common stock purchase warrant.

H.    INCOME TAXES

Income taxes are accounted for under the asset and liability method as stipulated by Accounting Standards Codification (“ASC”) 740 formerly Statement of Financial Accounting Standards (”SFAS”) No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

Effective January 1, 2009, the Company adopted certain provisions under ASC Topic 740, Income Taxes, (“ASC 740”), which provide interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Effective with the Company’s adoption of these provisions, interest related to the unrecognized tax benefits is recognized in the financial statements as a component of income taxes. The Adoption of ASC 740 did not have an impact on the Company’s financial position and results of operations.

In the unlikely event that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. Reserves for uncertain tax positions would be recorded if the Company determined it is probable that a position would not be sustained upon examination or if payment would have to be made to a taxing authority and the amount is reasonably estimated. As of June 30, 2011, the Company does not believe it has any uncertain tax positions that would result in the Company having a liability to the taxing authorities. The Company’s tax returns are subject to examination by the federal and state tax authorities for the years ended 2007 through 2010.

I.    REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with ASC 605, and Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition. Sales revenue is recognized at the date of shipment of engines and systems, engine prototypes, engine designs or other deliverables to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue from contracts for multiple deliverables and milestone methods recognition are evaluated and allocated as appropriate. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.  The Company does not allow its customers to return prototype products. Current contracts do not require the Company to provide any warranty assistance, after the “deliverable” has been accepted.

It is the Company’s intention, when it has royalty revenue from its contracts, to record royalty revenue in the quarter earned as advised by customers. The Company does not have any royalty revenue to date.

J.    WARRANTY PROVISIONS

Current contracts do not require warranty assistance subsequent to acceptance of the “deliverable R&D prototype” by the customer. For products that the company will resell in the future, warranty costs are anticipated to be fully borne by the manufacturing vendor.

K.    INVENTORY

Inventory is recorded at the lower of standard cost or market. Standard costs for material, labor and allocated overhead, are reflective of the estimated costs to manufacture a completed engine after related developmental research and development expenses have been provided for.

L.    FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820 Fair Value “Measurements and Disclosures” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels. The three levels of the fair value hierarchy are defined as follows:

Level 1	—	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2	—	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, as of the reporting date.

Level 3	—
Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

The summary of fair values and changing values of financial instruments as of December 31, 2010 and June 30, 2011:

Instrument	Fair Value	Level	Valuation Methodology
Derivative liabilities as of Dec. 31, 2010
Warrants	$459,537	3	Binomial Lattice Model and Black Scholes
Series A Preferred Stock	$10,623,624

Derivative liabilities as of June 30, 2011
Warrants	$1,110,295	3	Binomial Lattice Model and Black Scholes
Series A Preferred Stock	-

Changes
Warrants	$(650,758)
Series A Preferred Shares	$10,623,624

Please refer to Note 17 for disclosure and assumptions used to calculate the fair value of the derivative liabilities.

M.    RESEARCH AND DEVELOPMENT

Research and development activities for product development are expensed as incurred.  Costs for the six months ended June 30, 2011 and 2010 were $497,732 and $431,150, respectively.

N.    STOCK BASED COMPENSATION

The Company applies the fair value method of ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards (“SFAS”) No. 123R “Accounting for Stock Based Compensation”, in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock based compensation at the market price for the Company’s common stock as of the date of issuance.

O.    COMMON STOCK PURCHASE WARRANTS

The Company accounts for common stock purchase warrants at fair value in accordance with ASC 815-40 Derivatives and Hedging, formerly Emerging Issues Task Force Issue (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Practically Settled in a Company’s Own Stock”. The Black-Scholes option pricing valuation method is used to determine fair value of these warrants consistent with ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards (“SFAS”) No. 123 R “Accounting for Stock Based Compensation.” Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the warrants and risk-free interest rates.

The Company accounts for transactions in which services are received from non-employees in exchange for equity instruments based on the fair value of the equity instruments exchanged (a more reliable measurement)  , in accordance with ASC 505-50 Equity Based payments to Non-employees, formerly EITF No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

P.    PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost.  Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets as follows:

Computers and trade show equipment	3 years
Shop equipment	7 years
Furniture, fixtures, and leasehold improvements	10-15 years

Expenditures for maintenance and repairs are charged to operations as incurred.

Q.    IMPAIRMENT OF LONG LIVED ASSETS

The Company continually evaluates the carrying value of intangible assets and other long lived assets to determine whether there are any impairment losses.  If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified. To date, the Company has not recognized any impairment charges.

R.    RECLASSIFICATIONS

Certain balances that have been presented previously have been reclassified to conform to the financial statement presentation adopted for this year.

NOTE 2 - RESTATEMENT OF FINANCIAL STATEMENTS

The accompanying financial statements have been restated to correct accounting for services paid with company stock priced, and to correct the accounting for derivative financial instruments in accordance with ASC 815 Accounting for Derivative Financial Instruments Indexed to and Practically Settled in a Company’s Own Stock.

A.  STOCK ISSUED FOR SERVICES

Prior valuations of restricted common stock for services reflected a 40% discount from market prices. The revised valuation values the restricted stock at market with no discount. The effect of this revision was to increase expenses for the years ended December 31, 2009 and 2010, and the six months ending June 30, 2011 and 2010 by $595,790, $293,352, $266,431 and $225,513, respectively.

B. DERIVATIVE FINANCIAL INSTRUMENTS

Concurrent with the 2007 reverse merger of the Company (see Note 1), Series A Convertible Preferred stock was established and issued to the founding partners of the LLLP (the “Founders”) in proportion to their partnership interests. Per the terms of the Certificate of Designation, the Series A Preferred stock was convertible into sixty percent (60%) of the total issued and outstanding common shares of the Company, less 33 million common shares, at any time after December 31, 2008. Initially, 500,000 Series A Preferred shares were issued to the Founders, but subsequently, the Company sold an additional 250,000 shares of Series A Preferred stock via a private placement for an aggregate of $1,250,000.

The Company has also restated the financial statements herein to reflect an imbedded convertible feature in the Series A Preferred shares, which is subject to derivative liability presentation. The fair value of the derivative liability has been estimated by using a binomial lattice model, which was highly sensitive to the market price of the Company’s common stock. The net non-cash expense recognized by the Company prior to December 31, 2008 was $6,303,611. In 2009 the Company recognized non-cash expenses of $4,679,570 attributable to the Founders’ stock and non-cash income of $25,876 attributable to new investors of the Series A Preferred stock. In 2010, the Company recognized non-cash income of $331,859 due to Founders’ stock and $1,822 due to new investors. In 2011, through the date of conversion of the Series A Preferred stock in May 2011, the Company recognized non-cash expenses of $13,238,033 allocated to Founders’ stock and $6,533,053 for new investors. At conversion in May 2011, cumulative recognized non-cash expenses amounted to $30,394,710, which was credited to Additional Paid in Capital. Much of this expense can be accredited to the increase in the market price of the Company’s stock from an average of $.12/share in 2010, to $.30 at the date of conversion.

As part of the Company’s license agreement with Phoenix Power Group (“Phoenix”), in 2009 the Company agreed to issue to Phoenix common stock purchase warrants at a price of $.19 per share, equal to two (2%) percent of the fully-diluted issued and outstanding common stock and common stock equivalents of the Company at the time of exercise. The number of warrants to be issued is contingent upon the number of shares outstanding at the date the warrants are exercised. Because the number of shares issuable upon exercise of the warrants will be unknown until the time of exercise, and there is no limit to the number of shares that are issuable, the common stock warrants are required to be accounted for as a derivative liability. The financial statements herein have been restated to reflect this accounting. The fair value of the warrants has been calculated using the Black Scholes model. As of June 30, 2011, the Company was obligated to issue 4,480,859 common shares.  The Company has recognized cumulative net derivative non-cash expenses of $1,110,295, which is comprised of $566,153 of expense in 2009, $106,616 of income in 2010, and $650,758 of expense for the six months ending June 30, 2011.  As of June 30, 2011, the warrants were not vested as the company had not delivered the required first two prototype Cyclone Mark V Engines to Phoenix.

No deferred tax benefits have been recognized as a result of the restatements.

The effects of the restatement of the Company’s previously issued June 30, 2011, December 31, 2010, and June 30, 2010 financial statements are as follows:

Consolidated Balance Sheets	June 30. 2011			December 31. 2010
	Previously			Previously
	Reported	Adjustment	Restated	Reported	Adjustment	Restated

Derivative Liability-Warrants	$-	$1,110,295	$1,110,295	$-	$459,537	$459,537
Derivative Liability-Series A Convertible Preferred Stock	-	-	-	-	10,623,624	10,623,624
Additional paid-in capital	9,886,010	31,550,283	41,436,293	8,115,405	889,142	9,004,547
Accumulated deficit	(11,796,870)	(32,660,578)	(44,457,448)	(10,050,612)	(11,972,303)	(22,022,915)
Total Liabilities and Stockholders' Deficit	1,149,447	-	1,149,447	730,714	-	730,714

Consolidated Statements of Operations	Six Months Ended June 30. 2011			Six Months Ended June 30. 2010
	Previously			Previously
	Reported	Adjustment	Restated	Reported	Adjustment	Restated

General and administrative expenses	$926,580	$262,164	$1,188,744	$706,986	$217,939	$924,925
Research and development expenses	493,465	4,267	497,732	423,576	7,574	431,150
Operating (loss)	(1,703,266)	(266,431)	(1,969,637)	(1,103,833)	(225,513)	(1,329,346)

Derivative Income (Expense)-Warrants	-	(650,758)	(650,758)	-	181,194	181,194
Derivative Income (Expense)- Series A Convertible Preferred Stock:
Original Investors	-	(13,238,033)	(13,238,033)	-	2,090,860	2,090,860
New Investors	-	(6,533,053)	(6,533,053)	-	688,601	688,601
Total other income (expense)	(47,865)	(20,421,844)	(20,469,709)	(151,739)	2,960,655	2,808,916
Net (loss) income	(1,751,071)	(20,688,275)	(22,439,346)	(1,255,572)	2,735,142	1,479,570

Net (loss) income per common share, basic	$(0.01)	$(0.17)	$(0.18)	$(0.01)	$0.02	$0.01

Consolidated Statements of Operations	Three Months Ended June 30. 2011			Three Months Ended June 30. 2010
	Previously			Previously
	Reported	Adjustment	Restated	Reported	Adjustment	Restated

General and administrative expenses	$558,561	$196,869	$755,430	$428,793	$170,505	$599,298
Research and development expenses	269,062	-	269,062	279,153	4,027	283,180
Operating (loss)	(923,842)	(196,869)	(1,120,711)	(722,099)	(174,532)	(896,631)

Derivative Income (Expense)-Warrants	-	151,264	151,264	-	187,595	187,595
Derivative Income (Expense)- Series A Convertible Preferred Stock:
Original Investors	-	(1,120,160)	(1,120,160)	-	2,536,987	2,536,987
New Investors	-	(560,080)	(560,080)	-	731,429	731,429
Total other income (expense)	(37,606)	(1,528,976)	(1,566,582)	(139,572)	3,456,011	3,316,439
Net (loss) income	(961,448)	(1,725,845)	(2,687,293)	(861,671)	3,281,479	2,419,808

Net (loss) income per common share, basic	$(0.01)	$(0.01)	$(0.02)	$(0.01)	$0.03	$0.02

Consolidated Statements of Stockholders' Deficit	Six Months Ended June 30. 2011
	Previously
	Reported	Adjustment	Restated

Accumulated deficit -beginning of period	$(10,050,612)	$(11,972,303)	$(22,022,915)

Issuance of restricted shares for outside services	282,257	188,171	470,428
Issuance of restricted shares and options for employee services	184,986	78,260	263,246

Application of derivative liability to additional paid in capital from conversion of Series A Preferred Stock	-	30,394,710	30,394,710

Net loss for six months ended June 30, 2011	(1,751,071)	(20,688,275)	(22,439,346)
Accumulated Deficit-June 30, 2011	(11,796,870)	(32,660,578)	(44,457,448)
Total Stockholders Deficit -June 30, 2011	(1,791,983)	(1,110,295)	(2,902,278)

Consolidated Statements of Cash flows	Six Months Ended June 30. 2011			Six Months Ended June 30. 2010
	Previously			Previously
	Reported	Adjustment	Restated	Reported	Adjustment	Restated

Cash flows from operating activities:
Net loss	$(1,751,071)	$(20,688,275)	$(22,439,346)	$(1,255,572)	$2,735,142	$1,479,570
Adjustments to reconcile net loss to net cash used by
operating activities:
Issuance of restricted common and preferred stock and options for services	467,243	266,431	733,674	351,517	225,513	577,030
Derivative expense (income)-warrants	-	650,758	650,758	-	(181,194)	(181,194)
Derivative expense (income)-Ser. A Convertible Preferred Stock	-	19,771,086	19,771,086	-	(2,779,461)	(2,779,461)
Net cash used by operating activities	(772,352)	-	(772,352)	(470,701)	-	(470,701)

NOTE 3 - GOING CONCERN

As shown in the accompanying financial statements, the Company incurred substantial operating losses for the six months ended June 30, 2011 of $1,969,637 and $2,266,048 for the year ended December 31, 2010. The cumulative deficit since inception is approximately $44.5 million, which is comprised of $13.0 million attributable to operating losses, and $31.5 million in non-cash derivative liability accounting.  The Company has a working capital deficit at June 30, 2011 of approximately $2.3 million. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on management’s plans, which includes implementation of its business model to generate revenue from development contracts, licenses and product sales, and continuing to raise funds through debt or equity raises. The Company will also likely continue to rely upon related-party debt or equity financing.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  The Company is currently raising working capital to fund its operations via private placements of common stock, advance contract payments (deferred revenue) and advances from and deferred payments to related parties.

NOTE 4 - INVENTORY

Inventory at June 30, 2011 and December 31, 2010 consists of:

	June 30, 2011	December 31, 2010
Engine material and parts	$210,928	$183,893
Labor	55,297	38,556
Applied overhead	8,294	6,389
Total Inventory	$274,519	$228,838

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2011 and December 31, 2010 consists of the following:

	June 30, 2011	December 31, 2010
Display Equipment for Trade Shows	$9,648	$9,648
Leasehold Improvements and Furniture and Fixtures	49,657	46,332
Equipment and Computers	88,064	83,448
Total	147,369	139,428
Less: Accumulated Depreciation	64,678	55,644
Net Property and Equipment	$82,691	$83,784

Depreciation expense for the six months ended June 30, 2011 and 2010 was $9,034 and $12,274, respectively.

NOTE 6 – PATENTS AND TRADEMARKS AND COPYRIGHTS,

The Cyclone Engine is currently protected under the following U.S. Patents and allowed patent applications:

Heat Regenerative Engine (US Patent No. 7,080,512 B2)
Heat Regenerative Engine (Continuation)(US Patent No. 7,856,822 B2)
Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)
Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)
Centrifugal Condenser (US Patent No. 7,798,204 B2)
Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)
Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)
Engine Shrouding with Air to Air Exchanger (Ser. No. 11/879,586 – allowed patent application)
Spider Bearing (Ser. No. 11/879,589 – allowed patent application)
Waste Heat Engine (Ser. No. 12/291,001 – allowed patent application)

The Company also has received patents for the main Cyclone engine in eight other countries plus the European Economic Union, which covers approximately 40 countries (which would require the Company perfecting the EEU patent in some or all of these countries), and patents pending in three more countries. The Company plans to continue to pursue patent protection in the U.S. and internationally for its intellectual property.

The Company has filed trademark applications in the U.S. for Cyclone Power Technologies, Cyclone Power, WHE, WHE Generation, and Generation WHE.

Patents, trademarks and copyrights consist of legal fees paid to file and perfect these claims. The net balances as of June 30, 2011 and December 31, 2010 was $470,882 and $405,351 respectively. For the six months ended June 30, 2011 and for the year ended December 31, 2010, $82,222 and $85,968 was capitalized, respectively. Patents, trademarks and copyrights are amortized over the life of the intellectual property which is 15 years. Amortization for the six months ended June 30, 2011 and 2010 was $16,691 and $14,692, respectively. The Company wrote off abandoned patents $0 for the six months ended June 30, 2011 and $9,855 for the year ended December 31, 2010, respectively.

NOTE 7 – NOTES AND OTHER LOANS PAYABLE

A summary of non-related party notes and other loans payable as of June 30, 2011 and December 31, 2010 is as follows:

	June 30, 2011	December 31, 2010

6% uncollateralized $5,000 demand note (*)	$-	$5,000

Total current non related party notes and loans payable (accrued interest is included in accrued liabilities)	$-	$5,000
(*) This note was retired pursuant to the issuance of preferred stock in 2011.

A summary of related party notes and other loans payable as of June 30, 2011 and December 31, 2010 is as follows:

	June 30, 2011	December 31, 2010
6% demand loan owned by controlling shareholder, uncollateralized (A)	$40,000	$-

6% demand loans per Operations Agreement with Schoell Marine Inc., a company owned by Cyclone’s CEO and controlling shareholder, collateralized by lien on Cyclone’s patent for heat regenerative engine (B)	440,243	444,209

6% non-collateralized loan from officer and shareholder, payable on demand. The original principle balance was $137,101.	80,464	86,264

Accrued Interest	141,623	129,104

Total current related party notes, inclusive of accrued interest	$702,330	$659,577

(A)	This note was issued to purchase 8,000 shares of the Company’s Series A Preferred Stock.

(B)
This note arose from services and salaries incurred by Schoell Marine on behalf of the Company.  Schoell Marine also owns the building that is leased to the Company. The Schoell Marine note bears an interest rate of 6% and repayments occur as cash flow of the Company permits. The note is secured by a UCC-1 filing on the Company’s patents and patent applications. During the six months ended June 30, 2011, $3,967 was paid on the note balance.

NOTE 8 – RELATED PARTY TRANSACTIONS

A.    LEASE ON FACILITIES

The Company leases a 6,000 square foot warehouse and office facility located at 601 NE 26th Court in Pompano Beach, Florida.  The lease, which is part of the Company’s Operations Agreement with Schoell Marine, provides for the Company to pay rent equal to the monthly mortgage payment on the building plus property taxes, rent, utilities and sales tax due on rent. Occupancy costs for the three months ended June 30, 2011 and 2010 were $15,741 and $15,741, respectively. The Operations Agreement runs year-to-year, however, the lease portion of this agreement is month-to-month, but can only be cancelled on 180 days notice by Schoell Marine.

B.    DEFERRED COMPENSATION

Included in related party payables as of June 30, 2011 and December 31, 2010 is $1,134,615 and $991,269, respectively, of accrued and deferred officers’ salaries compensation which can be paid if funds are available. These are non-interest bearing and due on demand.

NOTE 9 – PREFERRED STOCK

On May 12, 2011, the holders of a majority of the shares of Series A Convertible Preferred (the “Series A Preferred”) stock executed a resolution to convert all of the Series A Preferred shares into approximately 95.1 million shares of common stock, and to retire all Series A Preferred shares, effective as of May 15, 2011.  See Note 17 - Derivative Liabilities regarding the accounting for the Series A Preferred stock.

The Series B Preferred Stock is majority voting stock and is held by senior management. Ownership of the Series B Preferred Stock shares assures the holders thereof a 51% voting control over the common stock of the Company. The Series B Preferred Stock shares are convertible on a one-for-one basis with the common stock in the instance the Company is merged or sold.

NOTE 10 – STOCK TRANSACTIONS

The Company relies on capital raised through private placements of common and preferred stock, and loans primarily from related parties, to assist in the funding of operations.

During the six months ended June 30, 2011, the Company issued 2,238,682 shares of restricted common stock valued at $598,928 for outside and employee services, of which $588,261 was charged to general and administrative services, and $10,677 was for research and development related services and activities. Additionally, the Company amortized (based on vesting) $134,746 of common stock options, previously issued. Unless otherwise described in these footnotes,  reference to “restricted” common stock means that the shares are restricted from resale pursuant to Rule 144 of the Securities Act of 1933, as amended.

During the six months ended June 30, 2011, the Company sold 5,674,605 shares of restricted common stock for $940,256, and 44,547 shares of Series A Preferred stock for $192,735.

The Company issued 680,028 shares of restricted common stock, valued at $125,868, in the six months ended June 30, 2011, as satisfaction of a contract penalty agreement. Also, 213,975 shares of common stock, valued at $39,804, were issued in satisfaction for notes and accrued interest of $12,840.The Company also issued 25,000 shares of common stock in settlement of a claim pursuant to the reverse merger disclosed in Note 1.

During the year ended December 31, 2010, the Company issued 2,500 shares of Series A Preferred shares, 1,681,500 shares of restricted common stock, and options convertible into 2,040,000 shares of common stock, cumulatively valued at $207,444 for employee services, of which $177,911 was charged to general and administrative services, and $29,533 was for research and development related services and activities. Additionally, the Company issued 2,000 shares of Series A Preferred shares and 4,077,280 shares of restricted common stock valued at $608,687 for outside services.

During the year ended December 31, 2010, the Company converted $171,550 of debt into 2,500,000 shares of common stock and $99,765 of debt into 19,953 shares of Series A Preferred stock.

During the year ended December 31, 2010, the Company sold 2,062,222 shares of restricted common stock for $163,578, and 141,000 shares of Series A Preferred stock for $720,586.

NOTE 11 – STOCK OPTIONS AND WARRANTS

A.    COMMON STOCK OPTIONS

For the six months ended June 30, 2011, in recognition of and compensation for services rendered by employees, the Company issued options, valued at $278,538, (valued pursuant to the Black Scholes valuation model) that are exercisable into 1,205,000 shares of common stock to employees, with a per share range of exercise prices of $.22-$.32(average per share of $.28) and a maturity life of 5-10 years (an average maturity life of 6.2 years). These options have a 1-year vesting requirement and the Company estimates that these options will be exercised within 3 years of issue. For the six months ended June 30, 2011, the income statement charge for the amortization of stock options was $134,746 and the unamortized balance was $322,206.  The options may also be exercised by the optionee by having the Company withhold shares that would otherwise be delivered pursuant to the option, based upon the market value of those shares, and equal to the total exercise price of the remaining exercised options.

For the year ended December 31, 2010, in recognition of and compensation for services rendered by employees, the Company issued 2,040,000 cashless options exercisable into 2,040,000 shares of common stock to employees and staff, with an average exercise price per share of $.122, an average maturity life of 5.8 years and a one year vesting requirement. The Company estimated that the options would be exercised within 3 years. The income statement charge for the year ended December 31, 2010 was $64,988 and the unamortized balance was $178,414.

The Company’s 2010 Stock Option Plan (the "Plan"), effective July 1, 2010, provides officers, directors and  employees of the Company with the right to receive incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options not constituting ISOs. Options to acquire a total of 5 million shares of common stock are authorized under the Plan. The Plan is administered by a committee consisting of the entire Board of Directors, which has authority to issue any number of options to grantees under an Option Agreement, with a termination date no greater than 10 years from the grant date. The committee also has the authority to allow a form of payment other than cash, such as stock payment by the optionee or the withholding of shares otherwise deliverable pursuant to an option.

A summary of the common stock options for the period from December 31, 2009 through June 30, 2011 follows:

	Total Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Common Stock Options
Balance, December 31, 2009	1,000,000	$0.325	6.5
Options issued	2,040,000	0.122	5.4
Options exercised	-	-	-
Options cancelled	-	-	-

Balance, December 31, 2010	3,040,000	0.188	5.0
Options issued	1,205,000	.284	6.2
Options exercised	-	-	-
Options cancelled	-	-	-

Balance, June 30, 2011	4,245,000	$.215	5.4

The vested and exercisable options at period end follows:

	Exercisable/Vested Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Common Stock Options
Balance, December 31, 2009	1,000,000	$0.325	7.5
Balance, December 31, 2010	1,000,000	0.325	6.5
Balance, June 30, 2011	1,600,000	0.254	5.2

June 30, 2011 Estimated Additional Vesting	1,440,000	0.114

The fair value of stock options and purchase warrants granted using the Black-Scholes option pricing model was calculated using the following assumptions:

Six Months Ended Year Ended
	June 30, 2011	Dec. 31, 2010
Risk Free Interest Rate	.81%-1.20%	.6% - 1.18%
Expected Volatility	132%-231%	458% - 628%
Expected term in years	5-10	2-3
Expected dividend yield	0%	0%
Average value per options and warrants	$.22.-$.31	$.09 - $.14

Expected volatility is based on historical volatility of the Company and other comparable pink sheet traded companies (used when the traded stock price of the company was not representative). Short Term U.S. Treasury rates were utilized. The expected term of the options and warrants was calculated using the alternative simplified method newly codified as ASC 718, formerly Staff Accounting Bulletin (“SAB”) 107, which defined the expected life as the average of the contractual term of the options and warrants and the weighted average vesting period for all trenches.

B.    COMMON STOCK WARRANTS

Outstanding-

In June 2011, the Company issued 875,000 warrants at a $.27 exercise price (valued at $200,312), with a 3 years term, pursuant to the sale of Common stock to unaffiliated third parties. The Company can force conversion of these warrants if its common stock trades at a price greater than $.54 per share for 10 consecutive trading days, and the average trading volume is greater than 200,000 shares per day. The warrant holders may exercise the warrants without paying the cash price, and instead having the Company withhold shares that would otherwise be delivered pursuant to the warrant, based upon the market value of those shares, and equal to the total conversion price of the remaining converted warrants. This “cashless” option is only available after six months from the date of warrant issuance, and only if the Company has not registered for resale under the Securities Act of 1933, the underlying shares of common stock. The warrants are also subject to certain anti-dilution protections, whereby if the Company issues common stock at a price less than $.20 a share (in a non “exempted” issuance), then the exercise price of the warrants shall reset to that lower value. “Exempted” issuances include shares issued subject to Board-approved option plans, any convertible securities outstanding as of the date of the warrant issuance, and up to 5 million shares of common stock issued to service providers of the Company.

In August 2010, the Company issued 770,500 warrants at a $.15 exercise price (valued at $84,589), with a 2 year term, pursuant to the sale of Series A Preferred stock to an unaffiliated third party. These warrants do not have any cashless exercise, redemption or re-pricing features.

A summary of outstanding vested warrant activity for the six months ended June 30, 2011 follows:

	Number Outstanding and Vested	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Vested Common Stock Warrants
Balance, December 31, 2010	770,500	$.150	1.67
Warrants issued	875,000	.270	3.00
Warrants exercised	-	-	-
Warrants cancelled	-	-	-

Balance, June 30, 2011	1,645,500	$.214	2.14

Commitments-

As part of the Company’s license agreement with Phoenix Power Group (“Phoenix”), in 2009 the Company agreed to issue to Phoenix common stock purchase warrants at a price of $.19 per share, equal to two (2%) percent of the total issued, outstanding, convertible debt and dilutive common stock of the Company at the time of exercise. The number of warrants to be issued is contingent upon the number of shares outstanding at the date the warrants are exercised. As of June 30, 2011, 2% of the outstanding, convertible and dilutive common stock of the company was approximately 4.48 million shares. The warrants vest upon the delivery of the first two prototype Cyclone Mark V Engines to Phoenix and payment by Phoenix of the full $400,000 license. These warrants terminate 24 months thereafter, and are non-transferrable. As of June 30, 2011, the warrants are valued at approximately $1,110,293 (by the Black Scholes valuation method) and are to be amortized proportionately over the life of the contract as an expense of the contract in conjunction with revenue and royalty recognition from this contract. Delivery of the engines needed to trigger vesting is anticipated to occur in the last quarter of 2011. At December 31, 2010, the Phoenix warrants were valued at $459,537, given the dilutive effect of other issued options, warrants and Series A Convertible Preferred stock in calculating the value of those warrants.

NOTE 12 – INCOME TAXES

The benefit/(provision) for income taxes consisted of the following for the six months ended June 30, 2011 and 2010, and the year ended December 31, 2010:

Current	June 30, 2011 (as restated)	June 30, 2010 as restated)
Federal	$0	$0
State	0	0
Total Current	0	0

Deferred
Federal	639,201	456,819
State	75,200	53,743
Total Deferred	714,401	510,562
Increase in valuation allowance	(714,401)	(510,562)
Income tax benefit	$0	$0

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of June 30, 2011 and December 31, 2010 are as follows:

	June 30, 2011 (as restated)	Dec. 31, 2010 (as restated)
Non-current deferred tax assets:
Net operating loss carryforwards	$4,924,321	$4,157,670
Deferred tax liabilities: Accrued salaries	(397,513)	(345,263)
Valuation allowance	(4,526,808)	(3,812,407)
Net deferred income taxes	$0	$0

The financial statements have been restated to correct accounting for services paid with company stock, and to correct the accounting for derivative financial instruments in accordance with  ASC 815 Accounting for Derivative Financial Instruments Indexed to and Practically Settled in a Company’s Own Stock. See Note 2 for further details of the error. The impact of this correction of the error on the Company’s income taxes for the six months ended June 30, 2011 and 2010, and year ended December 31, 2010 is set forth below:

Benefit (Provision) for Income Taxes For the six months ended June 30, 2011

	As previously reported	Adjustments	As restated

Deferred
Federal	$595,364	$43,837	$639,201
State	70,043	5,157	75,200
Total Deferred	665,407	48,994	714,401
Increase in valuation allowance	$(665,407)	$(48,994)	$(714,401)

Benefit (Provision) for Income Taxes For the six months ended June 30, 2010

	As previously reported	Adjustments	As restated
Deferred
Federal	$426,854	$29,965	$456,819
State	50,218	3,525	53,743
Total Deferred	477,072	33,490	510,562
Increase in valuation allowance	$(477,072)	$(33,490)	$(510,562)

Deferred Tax Assets and Liabilities as of June 30, 2011

	As previously reported	Adjustments	As restated
Non-current deferred tax assets:
Net operating loss carryforwards	$3,525,563	$1,398,758	$4,924,321
Deferred tax liabilities:
Accrued salaries	(62,320)	(335,193)	(397,513)
Valuation allowance	(3,463,243)	(1,063,565)	(4,526,808)
Net deferred income taxes	$—	$—	$—

Deferred Tax Assets and Liabilities as of December 31, 2010

	As previously reported	Adjustments	As restated
Non-current deferred tax assets:
Net operating loss carryforwards	$5,355,318	$(1,197,648)	$4,157,670
Deferred tax liabilities:
Accrued salaries	(244,411)	(100,852)	(345,263)
Valuation allowance	(5,110,907)	1,298,500	(3,812,407)
Net deferred income taxes	$—	$—	$—

A reconciliation of the income tax benefit (provision) computed at statutory tax rates to the income tax provision for the six months ended June 30, 2011 and 2010 is as follows:

	2011	2010
Income tax benefit at statutory rate	34%	34%
State income taxes, net of federal benefit	4%	4%
Change in valuation allowance	(38% )	(38% )
Income tax benefit (provision)	0%	0%

As of June 30, 2011, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $9.0 million that may be offset against future taxable income through 2026. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax asset has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry forwards will expire unused. Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

NOTE 13 – CAPITALIZED LEASE OBLIGATIONS

In June 2009, the Company acquired $27,401 of property and equipment via capitalized lease obligations at an average interest rate of 18.4%. Lease principle payments made in the six months ended June 30, 2011 was $5,862. The balance of leases payable at June 30, 2011 was $3,154. Future lease payments are:

2011	$821
2012	927
2013	975
2014	431
$3,154

 NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company has employment agreements with Harry Schoell, CEO, at $150,000 per year, and Frankie Fruge, COO, at $120,000 per year (the “Executives”), that provide for a term of three (3) years from their Effective Date (July 2, 2007), with automatically renewing successive one year periods starting on the end of the second anniversary of the Effective Date. If either Executive is terminated “without cause” or pursuant to a “change in control” of the Company, as both defined in the respective agreements, the Executive shall be entitled to (i) any unpaid Base Salary accrued through the effective date of termination, (ii) the Executive’s Base Salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his Term then in effect, whichever is longer, and (iii) any Performance Bonus that would otherwise be payable to the Executive were he not terminated, during the 12 months following his or her termination.

In July 2011, the Company signed a one-year lease for an additional 2,000 square feet at rate of $8.25/ s.f, terminating in August 2012. The lease also has two 1-year extensions.  The lease is payable $8,159 in 2011and $8,159 in 2012.

NOTE 15 – CONSOLIDATED SUBSIDIARY

Commencing in the second quarter of 2010, the Company established a subsidiary (Cyclone-WHE LLC) to license and market waste heat recovery systems for all engine models. A 5% equity participation was sold to a minority investor for $30,000, via the conversion of a Cyclone note payable. Another 5% was purchased directly from the Subsidiary by a minority investor for services valued at $30,000 consisting of assistance in marketing, management and financing for projects to be carried out by the Subsidiary. These services are being amortized over a 12 month period. This investor also received and exercised a 2.5% equity purchase warrant in the Subsidiary for $50,000.

Effective July 1, 2010, a 5% equity contribution was provided to the new Managing Director of the Subsidiary in consideration of $30,000 of future professional services (which are being amortized over a 12 month period). Additionally, options were given for the acquisition of an additional 5% equity in the subsidiary at a total price of $100,000, vesting half in 12 months and half in 24 months, exercisable for 5 years. No value was attributed to these options, since the subsidiary had no significant operations or assets.

The total losses of the subsidiary for the six months ended June 30, 2011 was $27,500. Losses of the subsidiary are currently fully borne by the parent Company, and no allocations were made to the non controlling interest in the consolidated subsidiary.  There is no guarantee of future profits or positive cash flow of the subsidiary for loss recovery and the related imputed receivable would be impaired.  As of June 30, 2011, the cumulative unallocated losses to the non-controlling interests of the subsidiary of $9,938 are to be recovered, by the parent from future subsidiary profits, when they materialize.

NOTE 16 – PENALTY FOR DELAYED DELIVERY OF PRODUCT

In 2009, the Company signed a contract for the delivery of two Mark V engines that had a performance penalty of $25,000 per month for late delivery, paid with restricted Company common stock (pursuant to Rule 144) based on the closing price for the Company’s common stock on the OTC Markets on the last day of the applicable month. Other terms of the contract reflected development fees paid by the customer, and royalties to be paid to the Company based on units subsequently manufactured and sold by the customer.  The original delivery date was revised to January 1, 2011, and now the updated and enhanced Mark V engines are anticipated to be shipped in the fourth quarter of 2011. For the six months ended June 30, 2011, the Company charged $250,867 to cost of goods sold for this penalty. This is reflective of 680,028 shares of restricted common stock issued in the first six months, and valued at $125,867, and $125,000 of accrued expenses for subsequent delayed engine delivery, representative of an additional five months of penalty payments before the Company estimates it can deliver engines in fulfillment of the contract.

NOTE 17 - DERIVATIVE LIABILITIES

The Company has issued certain freestanding and embedded financial instruments that are classified as derivative liabilities in accordance with ASC Topic 815 Derivatives and Hedging.

Series A Convertible Preferred Stock

The Company’s Series A Convertible Preferred Stock entitled the holders of the preferred stock to convert the preferred stock into a fixed percentage of the total outstanding common stock on a fully diluted basis, calculated on the date of conversion.  Because the number of shares into which the preferred stock can be converted was unknown until the time of conversion, which occurred in May 2011, and there was no limit to the number of shares that were issuable upon conversion, the conversion option embedded in the preferred stock was required to be separated from the preferred stock instrument and accounted for as a derivative liability.  The resulting derivative liability is presented at its fair value on the accompanying balance sheets with changes in fair value reported in the statement of operations.   In May 2011, the holders of all of the outstanding shares of Series A Preferred Stock converted the shares into 92,627,322 shares of the Company’s common stock.  As a result of the conversion, the estimated fair value of the embedded conversion option of at the time of conversion of $30,394,710 was reclassified into equity. The fair value of the conversion option options has been estimated using a binomial lattice model using the following assumptions:

Risk free rate	1.27% - 2.69%
Expected volatility	150% - 400%
Expected term in years	5 Years
Expected dividend yield	0%

See Note 9 - Preferred Stock for a discussion of the Series A Convertible Preferred Stock.

Phoenix Common Stock Warrants

As discussed in Note 11 – Stock Options and Warrants, the Company issued warrants to purchase a number of shares equal to 2% of the total issued and outstanding common stock of the Company, calculated at the time of conversion, for an exercise price of $0.19 per share.  Because the number of shares issuable upon exercise of the warrants will be unknown until the time of exercise and there is no limit to the number of shares that are issuable upon exercise, the common stock warrants are required to be accounted for as a derivative liability.  The resulting derivative liability is presented at its fair value on the accompanying balance sheet with changes in fair value reported in the statement of operations.

The fair value of the warrants has been estimated using the Black Scholes model using the following assumptions:

Risk free rate	.71% - 1.76%
Expected volatility	142% - 370%
Expected term in years	3 years
Expected dividend yield	0%

A summary of the fair value of the Company’s derivative liabilities are as follows:

	Fair Value as of December 31, 2010	Conversion of Series A Preferred Stock	Fair Value as of June 30, 2011	Period End Change in Fair Value
Series A Preferred Stock	$10,623,624	$(30,394,710)	-	$(10,623,624)
Phoenix Warrants	$459,537	-	$1,110,295	$650,758
Total	$11,083,161	$(30,394,710)	$1,110,295	$(9,972,866)

NOTE 18 – BACKLOG AND DEFERRED REVENUE

At June 30, 2011 the Company has engine development contracts for $1.8 million to be fulfilled. It has received $0.8 million for these contracts that is recorded as deferred revenue. Additionally, the Company has a letter of intent for a $400,000 development contract, of which $25,000 was received subsequent to June 30, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cyclone Power Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Cyclone Power Technologies, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. Cyclone Power Technologies, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyclone Power Technologies, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the financial statements, the financial statements as of and for the years ended December 31, 2010 and 2009 have been restated to correct the accounting for services paid with Company stock and to correct the accounting for derivative financial instruments in accordance with ASC 815 Accounting for Derivative Financial Instruments Indexed to and Practically Settled in a Company's Own Stock.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company’s dependence on outside financing, lack of sufficient working capital, and recurring losses raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mallah Furman
Fort Lauderdale, FL
April 19, 2011, except for Notes 2, 3, 10, 11, 12 and 16, as to which the date is October 26, 2011

CYCLONE POWER TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
(RESTATED)

	2010	2009
ASSETS

CURRENT ASSETS
Cash	$6,557	$28,558
Accounts receivable	4,200	-
Inventory	228,838	140,841
Other current assets	828	6,628
Total current assets	240,423	176,027

PROPERTY AND EQUIPMENT
Furniture, fixtures, and equipment	139,428	108,244
Less: Accumulated depreciation	(55,644)	(30,114)
Net property and equipment	83,784	78,130

OTHER ASSETS
Patents, trademarks and copyrights	486,466	405,220
Less: Accumulated amortization	(81,115)	(51,092)
Net patents, trademarks and copyrights	405,351	354,128
Other assets	1,156	8,146
Total other assets	406,507	362,274

Total Assets	$730,714	$616,431

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$187,887	$133,271
Accounts payable and accrued expenses-related parties	991,269	677,438
Notes and other loans payable	5,000	20,950
Notes and other loans payable-related parties	659,577	627,900
Capitalized lease obligations-current portion	6,565	10,798
Deferred revenue and license deposits	710,000	587,475
Accrued contract loss provision	-	5,036
Warranty provision	2,324	-

Total current liabilities	2,562,622	2,062,868

NON CURRENT LIABILITIES
Capitalized lease obligations-net of current portion	2,451	7,285
Derivative liabilities - Warrants	459,537	566,153
Derivative liabilities - Series A Convertible Preferred Stock	10,623,624	10,957,305
Total non-current liabilities	11,085,612	11,530,743

Total Liabilities	13,648,234	13,593,611

STOCKHOLDERS' DEFICIT
Series A convertible preferred stock, $.0001 par value, 750,000 shares authorized,705,453 and 540,000 shares issued and outstanding at December 31, 2010 and 2009, respectively	71	54

Series B preferred stock, $.0001 par value, 1,000 shares authorized,1,000 shares issued and outstanding	-	-

Common stock, $.0001 par value, 300,000,000 shares authorized,114,020,135 and 103,699,133 shares issued and outstanding at December 31, 2010 and 2009, respectively	11,402	10,369
Additional paid-in capital	9,004,547	7,033,973
Prepaid services for subsidiary equity	(27,500)	-
Preferred stock subscription receivable	(18,000)	(18,000)
Accumulated deficit	(22,022,915)	(20,003,576)
Total stockholders' deficit	(13,052,395)	(12,977,180)
Non controlling interest in consolidated subsidiary	134,875	-

Total Stockholders' Deficit	(12,917,520)	(12,977,180)

Total Liabilities and Stockholders' Deficit	$730,714	$616,431

See the accompanying notes to consolidated financial statements

CYCLONE POWER TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR YEARS ENDED DECEMBER 31, 2010 AND 2009
(RESTATED)

	2010	2009

REVENUES	$261,525	$63,938

COST OF GOODS SOLD	110,393	35,935

Gross Profit	151,132	28,003

OPERATING EXPENSES
Advertising and promotion	51,838	66,694
General and administrative	1,522,917	1,831,460
Research and development	842,425	1,212,882

Total operating expenses	2,417,180	3,111,036

Operating loss	(2,266,048)	(3,083,033)

OTHER INCOME (EXPENSE)
Other (expense) income	(159,050)	10,387
Derivative income (expense) - Warrants	106,616	(566,153)
Derivative income (expense) - Series A Preferred Stock:
Founders' stock	331,859	(4,679,570)
New investors' stock	1,822	25,876
Interest expense	(39,663)	(48,245)

Total other (expense) income	241,584	(5,257,705)

Loss before income taxes	(2,024,464)	(8,340,738)
Income taxes	-	-

Net loss	$(2,024,464)	$(8,340,738)

Net loss per common share, basic	$(0.02)	$(0.09)

Weighted average number of common shares outstanding	107,100,629	95,553,636

See the accompanying notes to consolidated financial statements

CYCLONE POWER TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR YEARS ENDED DECEMBER 31, 2010 AND 2009
(RESTATED)

							Additional	Prepaid Serivces for	Preferred Stock		Total Stockholders (Deficit) Cyclone	Non Controlling Interest	Total
	Preferred Stock A		Preferred Stock B		Common Stock		Paid In	Subsidiary	Subscription	Accumulated	Power	In Consol.	Stockholders
	Shares	Value	Shares	Value	Shares	Value	Capital	Equity	Receivable	Deficit	Tech. Inc.	Subsidiary	(Deficit)
Balance, December 31, 2008	500,000	$50	1,000	$-	83,016,048	$8,302	$4,468,122	$-	$-	$(11,662,838)	$(7,186,364)		$(7,186,364)

Issuance of restricted shares for services	-	-	-	-	7,422,900	742	1,488,733	-	-	-	1,489,475	-	1,489,475

Sale of common stock	-	-	-	-	8,247,597	824	1,006,427	-	-	-	1,007,251	-	1,007,251

Conversion of debt to common stock	-	-	-	-	4,000,000	400	19,600	-	-	-	20,000	-	20,000

Conversion of debt to preferred stock	25,000	3	-	-	-	-	29,997	-	-	-	30,000	-	30,000

Issuance of preferred stock A for notes receivables	15,000	1	-	-	-	-	21,195	-	(18,000)	-	3,196	-	3,196

Issuance of common stock pursuant to reverse merger	-	-	-	-	1,012,588	101	(101)	-	-	-	-	-	-

Net loss year ended December 31, 2009	-	-	-	-	-	-	-	-	-	(8,340,738)	(8,340,738)	-	(8,340,738)

Balance, December 31, 2009	540,000	54	1,000	-	103,699,133	10,369	7,033,973	-	(18,000)	(20,003,576)	(12,977,180)	-	(12,977,180)

Issuance of restricted shares for outside services	2,000	-	-	-	4,077,280	409	608,278	-	-	-	608,687	-	608,687

Issuance of restricted shares and options for employee services	2,500	1	-	-	1,681,500	168	207,275	-	-	-	207,444	-	207,444

Sale of common stock	-	-	-	-	2,062,222	206	163,372	-	-	-	163,578	-	163,578

Sale of preferred stock	141,000	14	-	-	-	-	635,997	-	-	-	636,011	-	636,011
Warrants issued pursuant to preferred stock sale							84,589	-	-	-	84,589	-	84,589

Conversion of debt to common stock	-	-	-	-	2,500,000	250	171,300	-	-	-	171,550	-	171,550

Conversion of debt to preferred stock	19,953	2	-	-	-	-	99,763	-	-	-	99,765	-	99,765

Conversion of debt to equity in subsidiary	-	-	-	-	-	-	-	-	-	-	-	30,000	30,000

Sale of equity in subsidiary for cash	-	-	-	-	-	-	-	-	-	-	-	50,000	50,000

Issuance of equity in subsidiary for services	-	-	-	-	-	-	-	(60,000)	-	-	(60,000)	60,000	-

Amortization of prepaid services for subsidiary equity	-	-	-	-	-	-	-	32,500	-	-	32,500	-	32,500

Allocation of loss of subsidiary to non controlling interest	-	-	-	-	-	-	-	-	-	5,125	5,125	(5,125)	-

Net loss year ended December 31, 2010	-	-	-	-	-	-	-	-	-	(2,024,464)	(2,024,464)	-	(2,024,464)

Balance, December 31, 2010	705,453	$71	1,000	$-	114,020,135	$11,402	$9,004,547	$(27,500)	$(18,000)	$(22,022,915)	$(13,052,395)	$134,875	$(12,917,520)

See the accompanying notes to consolidated financial statements

CYCLONE POWER TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 2010 AND 2009
(RESTATED)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,024,464)	$(8,340,738)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	55,587	49,649
Issuance of restricted common and preferred stock and options for services	816,131	1,489,475
Derivative (income) expense - Warrants	(106,616)	566,153
Derivative (income) expense - Series A Preferred Stock	(333,681)	4,653,694
Write-off of abandoned patent	9,855	24,715
Amortization of prepaid expenses purchased with equity	32,500	-
Forgiveness of debt income	(2,685)	10,387
Loss on conversion of debt to stock	159,050	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(4,200)	37,245
(Increase) in inventory	(87,997)	(122,712)
(Increase) decrease in other assets	12,790	(13,004)
Increase in deferred revenue and deposits	122,525	575,964
(Decrease) in provision for contract loss	(5,036)	-
Increase in accounts payable and accrued expenses	57,449	5,687
Increase in accounts payable and accrued expenses-related parties	339,831	304,008
Increase in warranty provision	2,324	-
Net cash used by operating activities	(956,637)	(759,477)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures incurred for patents, trademarks and copyrights	(85,968)	(125,035)
Expenditures for furniture and equipment	(31,184)	(35,318)
Net cash used by investing activities	(117,152)	(160,353)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in loans-net	5,000	(75,060)
Sale of equity in subsidiary for cash	50,000	-
Payment of capitalized leases	(9,067)	(6,962)
Proceeds from sale of common stock	163,578	1,007,251
Proceeds from sale of preferred stock	720,600	3,196
Increase in related party notes and loans payable	121,677	18,597
Net cash provided by financing activities	1,051,788	947,022

Net (decrease) increase in cash	(22,001)	27,192
Cash at beginning of year	28,558	1,366

Cash at end of year	$6,557	$28,558

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Payment of interest in cash	$2,955	$1,193
Payment of income taxes in cash	$-	$-
NON CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of debt to common and preferred stock	$289,610	$50,000
Issuance of preferred stock for notes receivable	$-	$18,000
Equipment acquired via capital lease	$-	$27,401
Conversion of debt to equity in subsidiary	$30,000	$-
Issuance of common stock pursuant to reverse merger adjustment	$-	$101

See the accompanying notes to consolidated financial statements

 CYCLONE POWER TECHNOLOGIES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(RESTATED)

NOTE 1 – ORGANIZATIONAL AND SIGNIFICANT ACCOUNTING POLICIES

A.   ORGANIZATION AND OPERATIONS

Cyclone Power Technologies, Inc. (the “Company”) is the successor entity to the business of Cyclone Technologies LLLP (the “LLLP”), a limited liability limited partnership formed in Florida in June 2004.  The LLLP was the original developer and intellectual property holder of the Cyclone engine technology.

On July 2, 2007, the LLLP merged into Cyclone Power Technologies, Inc., a publicly-traded Florida corporation that had recently re-domiciled from California and changed its name from Coastal Technologies, Inc. (the “Pink Sheet Company”). Prior to the merger, the Pink Sheet Company was engaged in the business of medical software development.  At such time, the Pink Sheet Company had outstanding 22,249,841 shares of common stock.  Pursuant to the merger agreement, the Company issued 500,000 shares of Series A Convertible Preferred Stock ($.0001 par value), 1,000 shares of Series B Preferred Stock ($.0001 par value) and 33,000,000 shares of common stock ($.0001 per value) for all the equity interests of the LLLP. Pursuant to the merger and the share exchange, the LLLP was dissolved. The stock issued represented 60 percent of the common stock and all of the Series A Preferred and Series B Preferred stock of the company at the time of merger. This reverse merger was accounted for as a recapitalization of Cyclone, with all assets and liabilities recorded at historical cost. Concurrent with the merger the Company sold its medical software development business for $100,000 in cash. Prior to the merger, the Pink Sheet Company had operations, assets and liabilities, and was not considered a “Shell Company” under SEC guidelines.

In the third quarter of 2010, the Company signed a license agreement with its subsidiary, Cyclone-WHE LLC (the “Subsidiary”) to allow the subsidiary to begin marketing waste heat recovery systems for all Cyclone engine models. As of December 31, 2010, the Company had an 82.5% equity interest in the Subsidiary.

The Company is primarily a research and development engineering company whose main purpose is to develop, commercialize, market and license its Cyclone engine technology.

B.   ACCOUNTING STANDARDS CODIFICATION

The Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) 105-10 in June 2009, to be effective September 15, 2009. This establishes the ASC codification as the single source of authoritative nongovernmental Generally Accepted Accounting Principles (GAAP).  All existing accounting standards are superseded as described in FASB Accounting Standards Codification (SFAS) No. 168, aside from those issued by the SEC. All other accounting literature not included in the Codification is non-authoritative. Adoption of this Codification as of September 30, 2009, which is reflected in our disclosures and references to accounting standards, had no change to our financial position or results of operations.

C.   PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Cyclone Power Technologies and its 82.5% owned Subsidiary. All material inter-company transactions and balances have been eliminated in the consolidated financial statements. The accompanying  consolidated financial statements have been prepared in accordance with generally accepted accounting principles.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D.   SUBSEQUENT EVENTS

In May 2009, the FASB issued SFAS No. 165, (ASC 855) Subsequent Events (ACS 855) which offers assistance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ACS 855 does not result in material changes in the subsequent events that an entity reports. This guidance requires disclosure of the date through which events subsequent to the Balance Sheet date have been evaluated and whether such date represents the date the financial statements were issued or were available to be issued. ASC 855 is effective for interim and annual periods ending after June 15, 2009. Management evaluated events occurring between the end of the Company’s fiscal year, December 31, 2010, and when the financial statements were available to be issued.

E.   CASH

Cash includes cash on hand and cash in banks. The Company maintains cash balances at several financial institutions.

F.   ACCOUNTS RECEIVABLE

Accounts receivable consist of amounts due pursuant to research and development prototype charges. At December 31, 2010 and 2009, no allowance for doubtful accounts was deemed necessary.

G.   COMPUTATION OF LOSS PER SHARE

Net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is not presented as the conversion of the preferred stock and exercise of outstanding stock options and warrants would have an anti-dilutive effect. As of December 31, 2010, total anti-dilutive shares amounted to approximately 92.3 million shares, exclusive of 4.1 million shares subject to an un-vested common stock purchase warrant.

H.   INCOME TAXES

Income taxes are accounted for under the asset and liability method as stipulated by Accounting Standards Codification (“ASC”) 740 formerly Statement of Financial Accounting Standards (”SFAS”) No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

Effective January 1, 2009, the Company adopted certain provisions under ASC Topic 740, Income Taxes, (“ASC 740”), which provide interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Effective with the Company’s adoption of these provisions, interest related to the unrecognized tax benefits is recognized in the financial statements as a component of income taxes. The Adoption of ASC 740 did not have an impact on the Company’s financial position and results of operations.

In the unlikely event that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. Reserves for uncertain tax positions would be recorded if the Company determined it is probable that a position would not be sustained upon examination or if payment would have to be made to a taxing authority and the amount is reasonably estimated. As of December 31, 2010, the Company does not believe it has any uncertain tax positions that would result in the Company having a liability to the taxing authorities. The Company’s tax returns are subject to examination by the federal and state tax authorities for the years ended 2007 through 2009.

I.   REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with ASC 605, and Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition. Sales revenue is recognized at the date of shipment of engines and systems, engine prototypes, engine designs or other deliverables to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue from contracts for multiple deliverables and milestone methods recognition are evaluated and allocated as appropriate. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.  The Company does not allow its customers to return prototype products. Current contracts do not require the Company to provide any warranty assistance, after the “deliverable” has been accepted.

 It is the Company’s intention, when it has royalty revenue from its contracts, to record royalty revenue in the quarter earned as advised by customers. The Company does not have any royalty revenue to date.

J.   INVENTORY

Inventory is recorded at the lower of standard cost or market. Standard costs for material, labor and allocated overhead, are reflective of the estimated costs to manufacture a completed engine after related developmental research and development expenses have been provided for.

K.   FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820 Fair Value “Measurements and Disclosures” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels. The three levels of the fair value hierarchy are defined as follows:

Level 1	—	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2	—	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, as of the reporting date.

Level 3	—
Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

The summary of fair values and changing values of financial instruments as of December 31, 2010 and 2009:

Instrument	Fair Value	Level	Valuation Methodology
Derivative liabilities as of Dec. 31, 2009
Warrants	$566,153	3	Binomial Lattice Model and Black Scholes
Series A Preferred Stock	$10,957,305

Derivative liabilities as of Dec. 31, 2010
Warrants	$459,537	3	Binomial Lattice Model and Black Scholes
Series A Preferred Stock	$10,623,624

Changes
Warrants	$106,616
Series A Preferred Shares	$333,681

Please refer to Note 16 for disclosures and assumptions used to calculate the fair value of the derivative liabilities.

L.   RESEARCH AND DEVELOPMENT

Research and development activities for product development are expensed as incurred.  Costs for the years ended December 31, 2010 and 2009 were $842,425 and $1,212,882, respectively.

M.   STOCK BASED COMPENSATION

The Company applies the fair valve method of ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards (“SFAS”) No. 123R “Accounting for Stock Based Compensation”, in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock based compensation at the market price for the Company’s common stock as of the date of issuance.

N.   COMMON STOCK PURCHASE WARRANTS

The Company accounts for common stock purchase warrants at fair value in accordance with ASC 815-40 Derivatives and Hedging, formerly Emerging Issues Task Force Issue (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Practically Settled in a Company’s Own Stock”. The Black-Scholes option pricing valuation method is used to determine fair value of these warrants consistent with ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards (“SFAS”) No. 123 R “Accounting for Stock Based Compensation.” Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the warrants and risk-free interest rates.

The Company accounts for transactions in which services are received in exchange for equity instruments based on the fair value of such services received from non-employees, in accordance with ASC 505-50 Equity Based payments to Non-employees, formerly EITF No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

O.   PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost.  Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets as follows:

Computers and trade show equipment	3 years
Shop equipment	7 years
Furniture, fixtures, and leasehold improvements	10-15 years

Expenditures for maintenance and repairs are charged to operations as incurred.

P.   IMPAIRMENT OF LONG LIVED ASSETS

The Company continually evaluates the carrying value of intangible assets and other long lived assets to determine whether there are any impairment losses.  If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified. To date, the Company has not recognized any impairment charges.

Q.   RECLASSIFICATIONS

Certain balances from the prior year have been reclassified to conform to the financial statement presentation adopted for this year.

R.   CURRENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standard Board (FASB) in October 2009 issued Account Standards Update (ASU) 2009-13 Revenue Recognition (Topic 605). This update provides guidance for revenue recognition consideration in multiple-deliverable contractual arrangements. The update requires that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This update was effective after June 15, 2010, and early adoption was permitted. The Company has implemented this update effective for the years beginning January 1, 2010. The disclosure requirements for this update are:

a.
Multiple deliverable arrangements: the Company has contracts that provide for a working prototype or plans/schematics of the prototype engine (initial deliverable) and will record royalty fees after the customer constructs and puts the engine into operation or manufacturing, depending on the terms of the agreement.

b.	The initial deliverables are usually within a year of signing of the contract and upon the complete customer payment of the initial license/development fees.
c.	Revenue is based on the initial license/development fees charged for the deliverable, and then royalty income is recognized thereafter, through the life of the contract.

The implementation of this topic did not have any material effect on the financial statements and did not change any pattern and timing of revenue recognition.

In January 2010 FASB issued ASU “Equity” (Topic 505), accounting for distributions to shareholders with components of stock and cash.  This amendment affects entities that declare dividends to shareholders that may be paid in cash or shares at the election of the shareholders with a potential limitation in the total amount of cash that all shareholders can elect to receive in the aggregate. The Company does not believe that this Topic currently has an impact on these financial statements.

NOTE 2 - RESTATEMENT OF FINANCIAL STATEMENTS

The accompanying financial statements have been restated to correct accounting for services paid with company stock, and to correct the accounting for derivative financial instruments in accordance with  ASC 815 Accounting for Derivative Financial Instruments Indexed to and Practically Settled in a Company’s Own Stock.

A.  STOCK ISSUED FOR SERVICES

Prior valuations of restricted common stock for services reflected a 40% discount from market prices. The revised valuation values the restricted stock at market with no discount. The effect of this revision was to increase expenses for the years ended December 31, 2009 and 2010 by $595,790 and $293,352, respectively.

B.  DERIVATIVE FINANCIAL INSTRUMENTS

Concurrent with the 2007 reverse merger of the Company (see Note 1), Series A Convertible Preferred stock was established and issued to the founding partners of the LLLP (the “Founders”) in proportion to their partnership interests. Per the terms of the Certificate of Designation, the Series A Preferred stock was convertible into sixty percent (60%) of the total issued and outstanding common shares of the Company, less 33 million common shares, at any time after December 31, 2008. Initially, 500,000 Series A Preferred shares were issued to the Founders, but subsequently, the Company issued an additional 205,453 shares of Series A Preferred stock.

The Company has also restated the financial statements herein to reflect an imbedded convertible feature in the Series A Preferred shares, which is subject to derivative liability presentation. The fair value of the derivative liability has been estimated by using a binomial lattice model, which was highly sensitive to the market price of the Company’s common stock. The net non-cash expense recognized by the Company as of December 31, 2008 was $6,303,611. In 2009 the Company recognized non-cash expenses of $4,679,570 attributable to the Founders’ stock and non-cash income of $25,876 attributable to new investors of the Series A Preferred stock. In 2010, the Company recognized non-cash income of $331,859 due to Founders’ stock and $1,822 due to new investors. The net total cumulative non-cash expense through December 31, 2010 was $ 10,623,624.

As part of the Company’s license agreement with Phoenix Power Group (“Phoenix”), in 2009 the Company agreed to issue to Phoenix common stock purchase warrants at a price of $.19 per share, equal to two (2%) percent of the fully-diluted issued and outstanding common stock and common stock equivalents of the Company at the time of exercise. The number of warrants to be issued is contingent upon the number of shares outstanding at the date the warrants are exercised. Because the number of shares issuable upon exercise of the warrants will be unknown until the time of exercise, and there is no limit to the number of shares that are issuable, the common stock warrants are required to be accounted for as a derivative liability. The financial statements herein have been restated to reflect this accounting. The fair value of the warrants has been calculated using the Black Scholes model. As of December 31, 2010, the Company was obligated to issue 4,127,217 common shares. The Company has recognized cumulative non-cash net derivative expenses of $ 459,537 ($566,153 expense in 2009 and $106,616 of income in 2010). As of December 31, 2010, the warrants were not vested as the company had not delivered the required first two prototype Cyclone Mark V Engines to Phoenix.

No deferred tax benefits have been recognized for any of the restatements.

The effects of the restatement on the Company’s previously issued December 31, 2010 and 2009 financial statements are as follows:

Consolidated Balance Sheets	December 31. 2010			December 31. 2009
	Previously Reported	Adjustments	Restated	Previously Reported	Adjustment	Restated

Derivative Liability-Warrants	$-	$459,537	$459,537	$-	$566,153	$566,153
Derivative Liability-Series A Convertible Preferred Stock	-	10,623,624	10,623,624	-	10,957,305	10,957,305
Additional paid-in capital	8,115,405	889,142	9,004,547	6,438,183	595,790	7,033,973
Accumulated deficit	(10,050,612)	(11,972,303)	(22,022,915)	(7,884,328)	(12,119,248)	(20,003,576)
Total Liabilities and Stockholders' Deficit	730,714	-	730,714	616,431	-	616,431

Consolidated Statements of Operations	Year Ended December 31. 2010			Year Ended December 31. 2009
	Previously Reported	Adjustments	Restated	Previously Reported	Adjustments	Restated

General and administrative expenses	$1,241,379	$281,538	$1,522,917	$1,332,757	$498,703	$1,831,460
Research and development expenses	830,611	11,814	842,425	1,115,795	97,087	1,212,882
Operating (loss)	(1,972,696)	(293,352)	(2,266,048)	(2,487,243)	(595,790)	(3,083,033)

Derivative Income (Expense)-Warrants	-	106,616	106,616	-	(566,153)	(566,153)
Derivative Income (Expense)- Series A Convertible Preferred Stock:
Original Investors	-	331,859	331,859	-	(4,679,570)	(4,679,570)
New Investors	-	1,822	1,822	-	25,876	25,876
Total other income (expense)	(198,713)	440,297	241,584	(37,858)	(5,219,847)	(5,257,705)
Net loss	(2,171,409)	146,945	(2,024,464)	(2,525,101)	(5,815,637)	(8,340,738)

Net loss per common share, basic	$(0.02)	$-	$(0.02)	$(0.03)	$(0.06)	$(0.09)

Consolidated Statements of Stockholders' Deficit	Year Ended December 31. 2010			Year Ended December 31. 2009
	Previously Reported	Adjustments	Restated	Previously Reported	Adjustments	Restated

Accumulated deficit -beginning of year	$(7,884,328)	$(12,119,248)	$(20,003,576)	$(5,359,227)	$(6,303,611)	$(11,662,838)

Issuance of restricted shares for outside services	365,376	293,352	608,687	893,685	595,790	1,489,475
Issuance of restricted shares and options for employee services	157,403	293,352	207,444	-	-	-

Net loss for year	(2,171,409)	146,945	(2,024,464)	(2,525,101)	(5,815,637)	(8,340,738)
Accumulated Deficit-end of year	(10,050,612)	(11,972,303)	(22,022,915)	(7,884,328)	(12,119,248)	(20,003,576)
Total Stockholders Deficit -end of year	(1,834,359)	(11,083,161)	(12,917,520)	(1,453,722)	(11,523,458)	(12,977,180)

Consolidated Statements of Cash flows	Year Ended December 31. 2010			Year Ended December 31. 2009
	Previously Reported	Adjustments	Restated	Previously Reported	Adjustments	Restated

Cash flows from operating activities:
Net loss	$(2,171,409)	$146,945	$(2,024,464)	$(2,525,101)	$(5,815,637)	$(8,340,738)
Adjustments to reconcile net loss to net cash used by operating activities:
Issuance of restricted common and preferred stock and options for services	522,779	293,352	816,131	893,685	595,790	1,489,475
(Income) loss on derivative liability-warrants	-	(106,616)	(106,616)	-	566,153	566,153
(Income) loss on derivative liability-Ser. A Convertible Preferred Stock	-	(333,681)	(333,681)	-	4,653,694	4,653,694
Net cash used by operating activities	(956,637)	-	(956,637)	(759,477)	-	(759,477)

NOTE 3 - GOING CONCERN

As shown in the accompanying financial statements, the Company incurred substantial operating losses for the years ended December 31, 2010 and 2009 of $2,266,048 and $3,083,033, respectively.  Cumulative deficit since inception are approximately $22 million, which is comprised of $11 million attributable to operating losses, and $11 million to derivative liability accounting.  The Company has a working capital deficit at December 31, 2010 of $2,322,199. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on management’s plans, which includes implementation of its business model to generate revenue from development contracts, licenses and product sales, and continuing to raise funds through debt or equity raises. The Company will also likely continue to rely upon related-party debt or equity financing.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  The Company is currently raising working capital to fund its operations via private placements of common stock and advances from and deferred payments to related parties.

NOTE 4 - INVENTORY

Inventory at December 31, 2010 and 2009 consists of:

	2010	2009
Engine material and parts	$183,893	$109,268
Labor	38,556	18,673
Applied overhead	6,389	12,900
Total Inventory	$228,838	$140,841

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2010 and 2009 consists of the following:

	2010	2009
Display Equipment for Trade Shows	$9,648	$9,648
Leasehold Improvements and Furniture and Fixtures	46,332	39,953
Equipment and Computers	83,448	58,643
Total	139,428	108,244
Less: Accumulated Depreciation	55,644	30,114
Net Property and Equipment	$83,784	$78,130

Depreciation and amortization expense for the years ended December 31, 2010 and 2009 was $25,530 and $14,704, respectively.

NOTE 6 – PATENTS AND TRADEMARKS AND COPYRIGHTS

The Cyclone Engine is currently protected under the following U.S. Patents:

Heat Regenerative Engine (US Patent No. 7,080,512 B2)
Heat Regenerative Engine (Continuation)(US Patent No. 7,856,822 B2)
Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)
Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)
Centrifugal Condenser (US Patent No. 7,798,204 B2)
Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)
Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)
Engine Shrouding with Air to Air Exchanger (Ser. No. 11/879,586)
Spider Bearing (Ser. No. 11/879,589)
Waste Heat Engine (pending)

The Company also has received patents for the main Cyclone engine in eight other countries plus the European Economic Union, which covers approximately 40 countries (which would require the Company perfecting the EEU patent in some or all of these countries), and patents pending in three more countries. The Company plans to continue to pursue patent protection in the U.S. and internationally for its intellectual property.

The Company has filed trademark applications in the U.S. for Cyclone Power Technologies, Cyclone Power, WHE, WHE Generation, and Generation WHE.

Patents, trademarks and copyrights consist of legal fees paid to file and perfect these claims. The net balances as of December 31, 2010 and 2009 was $405,351 and $354,128, respectively. For the years ended December 31, 2010 and 2009, $85,968 and $125,035 was capitalized, respectively. Patents, trademarks and copyrights are amortized over the life of the intellectual property which is 15 years.  Amortization for the years ended December 31, 2010 and 2009 was $30,057 and $31,159, respectively. The Company wrote off $9,855 and $24,715 for abandoned patents in 2010 and 2009, respectively.

NOTE 7 – NOTES AND OTHER LOANS PAYABLE

A summary of non-related party notes and other loans payable as of December 31, 2010 and 2009 is as follows:

	2010	2009

6% uncollateralized convertible note payable on demand for original principle amount of $62,275 (converted into 2,500,000 shares of common stock)	$-	$15,950

6% uncollateralized $5,000 demand note	5,000	-

6% uncollateralized demand note (converted into 1,153 shares of Series A Preferred Stock)	-	5,000

Total current non related party notes and loans payable (accrued interest is included in accrued liabilities)	$5,000	$20,950

A summary of related party notes and other loans payable as of December 31, 2010 and 2009 is as follows:

	2010	2009

6% demand loans from Company owned by shareholder, collateralized by lien on Company’s patent application for its waste heat engine.	$-	$90,000

6% demand loans per Operations Agreement with Schoell Marine Inc., a company owned by Cyclone’s CEO and controlling shareholder, collateralized by lien on Cyclone’s patent for heat regenerative engine (A)	444,209	448,628

6% non-collateralized loan from officer and shareholder, payable on demand. The original principle balance was $137,101.	86,264	-

Accrued Interest	129,104	89,272

Total current related party notes, inclusive of accrued interest	$659,577	$627,900

(A)
This note arose from services and salaries incurred by Schoell Marine on behalf of the Company.  Schoell Marine also owns the building that is leased to the Company.  The Schoell Marine note bears an interest rate of 6% and repayments occur as cash flow of the Company permits. The note is secured by a UCC-1 filing on the Company’s patents and patent applications. During the year ending December 31, 2010, $9,916 was paid on the note balance.

NOTE 8 – RELATED PARTY TRANSACTIONS

A.   LEASE ON FACILITIES

The Company leases a 6,000 square foot warehouse and office facility located at 601 NE 26th Court in Pompano Beach, Florida.  The lease, which is part of the Company’s Operations Agreement with Schoell Marine, provides for the Company to pay rent equal to the monthly mortgage payment on the building plus property taxes, rent, utilities and sales tax due on rent. Occupancy costs for the years ended December 31, 2010 and 2009 were $62,964 and $76,320, respectively. The Operations Agreement runs year-to-year, however, the lease portion of this agreement is month-to-month, but can only be cancelled on 180 days notice by Schoell Marine.

B.   DEFERRED COMPENSATION

Included in related party payables as of December 31, 2010 and 2009 is $970,614 and $664,173, respectively, of accrued and deferred officers’ salaries compensation which can be paid if funds are available. These are non-interest bearing and due on demand.

NOTE 9 – PREFERRED STOCK

The Series A Convertible Preferred stock (the “Series A Preferred”) as a group is currently convertible into a number of common shares that equal sixty percent (60%) of the total issued and outstanding common shares of the Company,  less 33 million common shares. The Series A Preferred stock holders were in initially the original equity holders of LLLP, but in 2010, the Company issued additional shares of Series A Preferred stock to accredited investors in a private placement.  These newly issued shares have a two-year holding period from the date of issuance. The conversion of the Series A Preferred shares will have the effect of diluting all other common stock shareholders, however, the issuance of the new Series A Preferred shares did not increase this dilution to the common stock holders. As of December 31, 2010, the Series A shares were convertible into approximately 88.5 million shares of common stock. See Note 16 - Derivative Liabilities regarding the accounting for the Series A Preferred stock.

NOTE 10 – STOCK TRANSACTIONS

The Company relies on capital raised through loans, private placement memorandums and Regulation S transactions (stock sold to foreign investors) to assist in the funding of operations.

During the year ended December 31, 2010, the Company issued 2,500 shares of Series A Preferred shares, 1,681,500 shares of restricted common stock, and options convertible into 2,040,000 shares of common stock, cumulatively valued at $207,444 for employee services, of which $177,911 was charged to general and administrative services, and $29,533 was for research and development related services and activities. Additionally, the Company issued 2,000 shares of Series A Preferred shares and 4,077,280 shares of restricted common stock valued at $608,687 for outside services.  Unless otherwise described in these footnotes, reference to “restricted” common stock means that the shares are restricted from resale pursuant to Rule 144 of the Securities Act of 1933, as amended.

During the year ended December 31, 2009, the Company issued 7,422,900 shares of restricted common stock for services, of which $1,246,757 was charged to general and administrative services, and $242,718 was for research and development related services and activities.

During the year ended December 31, 2010, the Company sold 2,062,222 shares of restricted common stock for $163,578, and 141,000 shares of Series A Preferred stock for $720,586.  The Company also converted $171,550 of debt into 2,500,000 shares of common stock and $99,765 of debt into 19,953 shares of Series A Preferred stock.

In 2009, the Company issued 40,000 shares of Series A Preferred Stock for $3,196 of cash, conversion of $30,000 of notes payable to the Company, and $18,000 of subscription notes receivable. The notes receivable  accrue interest at 7% per annum and are due on the earlier of August 1, 2011 or the date on which the Series A Preferred stock is converted into common stock by the resolution of a majority of the holders of the Series A Preferred stock.

The Company also issued 1,012,588 shares of restricted common stock in 2009 as an adjustment to common stock issued pursuant to the Acquisition Agreement with the Pink Sheet Company.

NOTE 11 – STOCK OPTIONS AND WARRANTS

A. COMMON STOCK OPTIONS

For the year ended December 31, 2010, the Company issued options convertible into 2,040,000 shares of common stock to employees and staff, with an average exercise price per share of $.122, and an average maturity life of 5.8 years. The income statement charge for the year ended December 31, 2010 was $64,988 and the unamortized balance was $178,414.

A summary of the common stock options for the years ended December 31, 2010 and 2009 follows:

Common Stock Options	Total Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Balance, December 31, 2008	1,000,000	$0.325	8.5
Options issued	-	-	-
Options exercised	-	-	-
Options cancelled	-	-	-

Balance, December 31, 2009	1,000,000	0.325	7.5
Options issued	2,040,000	0.122	5.8
Options exercised	-	-	-
Options cancelled	-	-	-

Balance, December 31, 2010	3,040,000	$0.220	6.4

The vested and exercisable options at period end follows:

	Exercisable/Vested Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Common Stock Options
Balance, December 31, 2009	1,000,000	$0.325	7.5
Balance, December 31, 2010	1,000,000	0.325	6.5

The fair value of stock options and purchase warrants granted using the Black-Scholes option pricing model was calculated using the following assumptions:

	Year Ended December 31,
	2010	2009
Risk Free Interest Rate	.6% - 1.18%	2.0%
Expected Volatility	458% - 628%	72%
Expected term in years	2-3	1-2
Expected dividend yield	0%	0%
Average value per options & warrant	$.09 - $.14	$.02-.05

Expected volatility is based on historical volatility of the Company and other comparable pink sheet traded companies (used when the traded stock price of the Company was not representative). Short Term U.S. Treasury rates were utilized. The expected term of the options and warrants was calculated using the alternative simplified method newly codified as ASC 718, formerly Staff Accounting Bulletin (“SAB”) 107, which defined the expected life as the average of the contractual term of the options and warrants and the weighted average vesting period for all trenches.

B.   COMMON STOCK WARRANTS

In conjunction with the sale of Series A Preferred stock, 770,500 stock purchase warrants were issued in August 2010, at an exercise price of $.15 per share, that had a 2 year exercise provision. These warrants do not have any cashless exercise, redemption or re-pricing features.

In 2009, as part of the license and royalty agreement with Renovalia Energy S.A. (“Renovalia”) for solar thermal engines, the Company issued to Renovalia stock purchase warrants for 8,000,000 shares of restricted common stock, exercisable at a strike price of $.25 per share. These warrants expired in 2010.

A summary of outstanding warrants for the years ended December 31, 2010 and 2009 follows:

Common Stock Warrants	Total Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Balance, December 31, 2008	250,000	$.08	0.9
Warrants issued	8,000,000	.25	-
Warrants exercised	-	-	-
Warrants cancelled	(250,000)	(.08)	-

Balance, December 31, 2009	8,000,000	.25	0.9
Warrants issued	770,500	.15	2
Warrants exercised	-	-	-
Warrants cancelled	(8,000,000)	-	-

Balance, December 31, 2010	770,500	$.15	1.67

Commitments-

As part of the Company’s license agreement with Phoenix Power Group (“Phoenix”), in 2009 the Company agreed to issue to Phoenix common stock purchase warrants at a price of $.19 per share, equal to two (2%) percent of the total issued, outstanding, convertible debt and dilutive common stock of the Company at the time of exercise. The number of warrants to be issued is contingent upon the number of shares outstanding at the date the warrants are exercised. As of December 31, 2010, 2% of the outstanding, convertible and dilutive common stock of the company was approximately 4.1 million shares. The warrants vest upon the delivery of the first two prototype Cyclone Mark V Engines to Phoenix and payment by Phoenix of the full $400,000 license. These warrants terminate 24 months thereafter, and are non-transferrable. The warrants are valued at December 31, 2010 and 2009, at approximately $459,537 and $566,153, respectively (by the Black Scholes valuation method) and are to be amortized proportionately over the life of the contract as an expense of the contract in conjunction with revenue and royalty recognition from this contract.

NOTE 12 – INCOME TAXES

The benefit/(provision) for income taxes consisted of the following for the years ended December 31, 2010 and 2009:

	2010 (as restated)	2009 (as restated)
Current
Federal	$0	$0
State	0	0
Total Current	0	0

Deferred
Federal	744,519	967,604
State	87,590	113,835
Total Deferred	832,109	1,081,439
Increase in valuation allowance	(832,109)	(1,081,439)
Income tax benefit	$0	$0

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2010 and 2009 are as follows:

	2010 (as restated)	2009 (as restated)
Non-current deferred tax assets:
Net operating loss carryforwards	$4,157,670	$3,222,445
Deferred tax liabilities: Accrued salaries	(345,263)	(252,386)
Valuation allowance	(3,812,407)	(2,970,059)
Net deferred income taxes	$0	$0

The financial statements have been restated to correct accounting for services paid with company stock, and to correct the accounting for derivative financial instruments in accordance with  ASC 815 Accounting for Derivative Financial Instruments Indexed to and Practically Settled in a Company’s Own Stock. See Note 2 for further details of the error. The impact of this correction of the error on the Company’s December 31, 2010 and 2009 income taxes is set forth below:

Benefit (Provision) for Income Taxes For the year ended December 31, 2010

	As previously reported	Adjustments	As restated

Deferred
Federal	$738,279	$6,240	$744,519
State	86,856	734	87,590
Total Deferred	825,135	6,974	832,109
Increase in valuation allowance	$(825,135)	$(6,974)	$(832,109)

Benefit (Provision) for Income Taxes For the year ended December 31, 2009
	As previously reported	Adjustments	As restated
Deferred
Federal	$858,534	$109,070	$967,604
State	101,004	12,831	113,835
Total Deferred	959,538	121,901	1,081,439
Increase in valuation allowance	$(959,538)	$(121,901)	$(1,081,439)

Deferred Tax Assets and Liabilities as of December 31, 2009

	As previously reported	Adjustments	As restated
Non-current deferred tax assets:
Net operating loss carryforwards	$6,247,795	$(3,025,350)	$3,222,445
Deferred tax liabilities:
Accrued salaries	(296,666)	44,280	(252,386)
Valuation allowance	(5,951,129)	2,981,070	(2,970,059)
Net deferred income taxes	$—	$—	$—

Deferred Tax Assets and Liabilities as of December 31, 2010

	As previously reported	Adjustments	As restated
Non-current deferred tax assets:
Net operating loss carryforwards	$5,355,318	$(1,197,648)	$4,157,670
Deferred tax liabilities:
Accrued salaries	(244,411)	(100,852)	(345,263)
Valuation allowance	(5,110,907)	1,298,500	(3,812,407)
Net deferred income taxes	$—	$—	$—

A reconciliation of the income tax benefit (provision) computed at statutory tax rates to the income tax provision for the years ended December 31, 2010, and 2009 is as follows:

	2010	2009
Income tax benefit at statutory rate	34%	34%
State income taxes, net of federal benefit	4%	4%
Change in valuation allowance	(38%)	(38	% )
Income tax benefit (provision)	0%	0%

As of December 31, 2010, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $7 million that may be offset against future taxable income through 2029. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax asset has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

NOTE 13 – CAPITALIZED LEASE OBLIGATIONS

In June 2009, the Company acquired $27,401 of property and equipment via capitalized lease obligations at an average interest rate of 18.4%. Lease principle payments made in 2010 and 2009 were $9,067 and $6,962, respectively. The balance of leases payable at December 31, 2010 was $9,016. Future lease payments are:

2011	$6,565
2012	904
2013	1,095
2014	452
$9,016

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company has employment agreements with Harry Schoell, CEO, at $150,000 per year, and Frankie Fruge, COO, at $120,000 per year (the “Executives”), that provide for a term of three (3) years from their Effective Date (July 2, 2007), with automatically renewing successive one year periods starting on the end of the second anniversary of the Effective Date. If either Executive is terminated “without cause” or pursuant to a “change in control” of the Company, as both defined in the respective agreements, the Executive shall be entitled to (i) any unpaid Base Salary accrued through the effective date of termination, (ii) the Executive’s Base Salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his Term then in effect, whichever is longer, and (iii) any Performance Bonus that would otherwise be payable to the Executive were he not terminated, during the 12 months following his or her termination.

As of December 31, 2010, the Company was named as defendant in a lawsuit involving an alleged breach of contract, which was settled in April 2011 for a non-material amount and dismissal of the suit with prejudice.

NOTE 15 – CONSOLIDATED SUBSIDIARY

Commencing in the second quarter of 2010, the Company has started operations in the Subsidiary (Cyclone-WHE LLC) to license and market waste heat recovery systems for all engine models. A 5% equity participation was sold to a minority investor for $30,000, via the conversion of a Cyclone note payable.  5% was purchased directly from the Subsidiary by a minority investor for services valued at $30,000 consisting of assistance in marketing, management and financing for projects to be carried out by the Subsidiary. These services are being amortized over a 12 month period. This investor also received and exercised a 2.5% equity purchase warrant in the Subsidiary for $50,000.

Effective July 1, 2010, a 5% equity contribution was provided to the new Managing Director of the Subsidiary in consideration of $30,000 of future professional services (which are being amortized over a 12 month period). Additionally, options were given for the acquisition of an additional 5% equity in the subsidiary at a total price of $100,000, vesting half in 12 months and half in 24 months, exercisable for 5 years. No value was attributed to these options, since the subsidiary had no significant operations or assets.

The total losses for the subsidiary for the year ended December 31, 2010 was $32,500. Losses of the subsidiary are currently fully borne by the parent Company, and no allocations were made to the non-controlling interest in the controlled subsidiary.  There is no guarantee of future profits or positive cash flow of the subsidiary for loss recovery, and as a result, the related imputed receivable would be impaired, As of December 31, 2010, the unallocated looses to the non-controlling interests of the subsidiary of $5,125 are to be recovered by the parent from future subsidiary profits if and when they materialize.

NOTE 16 - DERIVATIVE LIABILITIES

The Company has issued certain freestanding and embedded financial instruments that are classified as derivative liabilities in accordance with ASC Topic 815 Derivatives and Hedging.

Series A Convertible Preferred Stock

The Company’s Series A Convertible Preferred Stock entitles the holders of the preferred stock to convert the preferred stock into a fixed percentage of the total outstanding common stock on a fully diluted basis, calculated on the date of conversion.  Because the number of shares into which the preferred stock can be converted is unknown until the time of conversion, which occurred in May 2011, and there is no limit to the number of shares that are issuable upon conversion, the conversion option embedded in the preferred stock is required to be separated from the preferred stock instrument and accounted for as a derivative liability.  The resulting derivative liability is presented at its fair value on the accompanying balance sheets with changes in fair value reported in the statement of operations.   The fair value of the conversion option options has been estimated using a binomial lattice model using the following assumptions:

Risk free rate	1.27% - 2.69%
Expected volatility	150% - 400%
Expected term in years	5 Years
Expected dividend yield	0%

See Note 9 - Preferred Stock for a discussion of the Series A Convertible Preferred Stock.

Phoenix Common Stock Warrants

As discussed in Note 11 – Stock Options and Warrants, the Company issued warrants to purchase a number of shares equal to 2% of the total issued and outstanding common stock of the Company, calculated at the time of conversion, for an exercise price of $0.19 per share.  Because the number of shares issuable upon exercise of the warrants will be unknown until the time of exercise and there is no limit to the number of shares that are issuable upon exercise, the common stock warrants are required to be accounted for as a derivative liability.  The resulting derivative liability is presented at its fair value on the accompanying balance sheet with changes in fair value reported in the statement of operations.

The fair value of the warrants has been estimated using the Black Scholes model using the following assumptions:

Risk free rate	0.74% - 1.76%
Expected volatility	220% - 370%
Expected term in years	3 years
Expected dividend yield	0%

A summary of the fair value of the Company’s derivative liabilities are as follows:

Year Ended December 31, 2009

	Fair Value as of December 31, 2008	Issuance of Phoenix Warrants	Fair Value as of December 31, 2009	Year End Change in Fair Value

Series A Preferred Stock Embedded Conversion Option	$6,303,611	-	$10,957,305	$4,653,694

Phoenix Common Stock Warrants	-	$690,567	$566,153	$566,153

Total	$6,303,611	$690,567	$11,523,458	$5,219,847

Year Ended December 31, 2010

	Fair Value as of December 31, 2009	Fair Value as of December 31, 2010	Year End Change in Fair Value

Series A Preferred Stock Embedded Conversion Option	$10,957,305	$10,623,624	$(333,681)

Phoenix Common Stock Warrants	$566,153	$459,537	$(106,616)

Total	$11,523,458	$11,083,161	$(440,297)

NOTE 17 - SUBSEQUENT EVENTS

In the first quarter of 2011, the Company closed a $1 million private placement of 200,000 shares of Series A Preferred stock, which commenced in 2010. In the recent quarter, the Company collected $232,735 for the sale of 46,547 Series A Preferred shares. The Company also sold 950,655 shares of restricted common stock for $123,500 in the first quarter of 2011.